As filed with the Securities and Exchange Commission on July 15, 1999
                                                           Registration No. 333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               -------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

                               -------------------

                       HOLLYWOOD ENTERTAINMENT CORPORATION
             (Exact name of registrant as specified in its charter)

                               -------------------

              Oregon                   7841                   93-0981138
         (State or other         (Primary Standard        (I.R.S. Employer
         jurisdiction of             Industrial            Identification
         incorporation or          Classification                No.)
          organization)             Code Number)

                               9275 SW Peyton Lane
                            Wilsonville, Oregon 97070
                                 (503) 570-1600
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                               -------------------

                                 DONALD J. EKMAN
                    Senior Vice President and General Counsel
                               9275 SW Peyton Lane
                            Wilsonville, Oregon 97070
                                 (503) 570-1600
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

       It is respectfully requested that the Commission send copies of all notices, orders and communications to:

                                ROBERT J. MOORMAN
                                 Stoel Rives LLP
                         900 SW Fifth Avenue, Suite 2600
                             Portland, Oregon 97204
                                 (503) 224-3380

                               -------------------

     Approximate date of commencement of proposed sale to the public: As promptly as practicable after this registration statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

============================================================================================================
                                                                          Proposed             Proposed
                                                                           maximum              maximum
    Title of each class of          Amount to be     offering price       aggregate            Amount of
 securities to be registered        registered(1)     per share(1)     offering price(1)    registration fee
------------------------------------------------------------------------------------------------------------
10 5/8% Senior Subordinated
   Notes due 2004                    $50,000,000          100%            $50,000,000           $13,900
============================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933.

                               -------------------

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such a date as the Commission, acting pursuant to said
Section 8(a), may determine.

================================================================================

PROSPECTUS

                       HOLLYWOOD ENTERTAINMENT CORPORATION

                               Exchange Offer for
                                   $50,000,000
                   10 5/8% Senior Subordinated Notes due 2004


                           Key Terms of Exchange Offer


o   Expires 5:00 p.m., New York City           o   Tenders of outstanding notes may be
    time, _________, 1999, unless                  withdrawn any time before the
    extended                                       expiration of the exchange offer

o   Not subject to any conditions other        o   The exchange of notes will not be a
    than the exchange offer does not               taxable exchange for United States
    violate law or any interpretation of           federal income tax purposes
    the staff of the Securities and
    Exchange Commission                        o   The terms of the notes to be issued
                                                   are identical to the outstanding notes,
o   All outstanding notes that are validly         except for the elimination of
    tendered and not validly withdrawn             specified transfer restrictions and
    will be exchanged                              registration rights of the outstanding
                                                   notes


This investment involves risks. See the Risk Factors section beginning on page 12.

Neither the Securities and Exchange Commission nor any state securities commission has approved the notes to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 ________, 1999

                                TABLE OF CONTENTS


Prospectus Summary............................................................3
Risk Factors.................................................................12
The Exchange Offer...........................................................21
Description of Notes.........................................................30
Business.....................................................................75
Description of Senior Credit Facility........................................82
Federal Income Tax Considerations............................................83
Plan of Distribution.........................................................87
Legal Matters................................................................87
Experts......................................................................88
Where You Can Find More Information..........................................88
Forward-looking Statements May Prove Inaccurate..............................89


     We have also included a table of contents for the "Description of Notes" section because of that section's length. That table of contents can be found on page 30.

                               PROSPECTUS SUMMARY

     The following summary contains basic information about this exchange offer. It may not contain all the information that is important to you. For a more complete understanding of the exchange offer, we encourage you to read this entire document.

                               The Exchange Offer

     On June 24, 1999 we completed a private offering of 10 5/8% Senior Subordinated Notes due 2004. The notes were sold for a total purchase price of $50 million. These notes were issued under an indenture covering $250 million principal amount of notes, and are substantially identical to the $200 million principal amount of notes we issued in 1997 under the indenture.

     We entered into a registration rights agreement with the initial purchaser of the notes in the private offering in which we agreed to deliver to you this prospectus and to complete the exchange offer by November 21, 1999. This exchange offer entitles you to exchange your notes for notes with identical terms that are registered with the Securities and Exchange Commission (the "exchange notes"). If the exchange offer is not completed by November 21, 1999, the interest rate on the notes will be increased to 10 7/8% per year. You should read the discussion under the heading "The Exchange Offer" beginning on page 21 and "Description of Notes" beginning on page 30 for more information about the registered exchange notes.

     We believe the exchange notes may be resold by you without compliance with the registration and prospectus delivery requirements of the Securities Act of 1933, subject to various conditions. You should read the discussion under the heading "The Exchange Offer" beginning on page 21 for more information concerning the exchange offer and resale of notes.

The Exchange Offer................   We are offering to exchange $1,000
                                     principal amount of 10 5/8% Senior
                                     Subordinated Notes due 2004 of Hollywood
                                     Entertainment Corporation that have been registered under the Securities Act of 1933 for each $1,000 principal amount of our outstanding 10 5/8% Senior Subordinated
                                     Notes due 2004 that were issued in June
                                     1999 in a private offering. To be
                                     exchanged, an outstanding note must be
                                     properly tendered and accepted. All
                                     outstanding notes that are validly tendered and not validly withdrawn will be exchanged for registered exchange notes.

                                     We will issue registered exchange notes
                                     promptly after the expiration of the
                                     exchange offer.

Resales...........................   We believe the exchange notes may be
                                     offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933 provided that

                                     o   the exchange notes received in the
                                         exchange offer are acquired in the
                                         ordinary course of your business,

                                     o   you are not participating, do not
                                         intend to participate, and have no
                                         arrangement or understanding with any
                                         person to participate in the
                                         distribution of the exchange notes
                                         issued to you in the exchange offer,
                                         and

                                     o   you are not an affiliate of ours.

                                     Each broker-dealer issued exchange notes for its own account in exchange for notes acquired by the broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act of 1933 in connection with any resale of the exchange notes. A broker-dealer may use this prospectus for an offer to resell, resale or other transfer of the exchange notes issued to it in the exchange offer.

Expiration Date...................   The exchange offer will expire at 5:00
                                     p.m., New York City time, _____, 1999,
                                     unless we extend the expiration date. If we extend the exchange offer, the longest we could keep the offer open would be until November 21, 1999, which is __ days after the exchange offer is first made.

Conditions to the Exchange
  Offer...........................   The exchange offer is not subject to any
                                     condition other than the exchange offer
                                     does not violate law or any interpretation of the staff of the Securities and Exchange
                                     Commission.

Procedures for Tendering
  Outstanding Notes
  Held in the Form of
  Book-Entry Interests............   The outstanding notes were issued as global
                                     securities in bearer form without interest coupons. The outstanding notes were deposited with U.S. Trust Company, N.A.
                                     when they were issued. U.S. Trust Company issued a certificateless depositary interest in each note, which represents a 100% interest in the notes, to The
                                     Depository Trust Company. Beneficial
                                     interests in the notes, which are held by participants in DTC without certificates and are represented only on records and to which we will refer as notes held in book-entry form, are shown on, and transfers of the notes can be made only through, records maintained in book-entry form by DTC and its participants.

                                     If you are a holder of a note held in the form of a book-entry interest and you wish to tender your book-entry interest for exchange in the exchange offer, you must transmit to Continental Stock Transfer & Trust Company, as exchange agent, before the expiration date of the exchange offer:

                                         either

                                     o   a properly completed and executed
                                         letter of transmittal, which
                                         accompanies this prospectus, or a
                                         facsimile of the letter of transmittal,
                                         including all other documents required
                                         by the letter of transmittal, to the
                                         exchange agent at the address on the
                                         cover page of the letter of
                                         transmittal;

                                         or

                                     o   a computer-generated message
                                         transmitted by means of DTC's Automated
                                         Tender Offer Program system and
                                         received by the exchange agent and
                                         forming a part of a confirmation of
                                         book-entry transfer in which you
                                         acknowledge and agree to be bound by
                                         the terms of the letter of transmittal;

                                         and, either

                                     o   a timely confirmation of book-entry
                                         transfer of your outstanding notes into
                                         the exchange agent's account at DTC,
                                         according to the procedure for
                                         book-entry transfers described in this
                                         prospectus under the heading "The
                                         Exchange Offer -- Book-Entry Transfer"
                                         beginning on page 26;

                                         or

                                     o   the documents necessary for compliance
                                         with the guaranteed delivery procedures
                                         described below.

Procedure for Tendering
  Certificated Notes..............   If you are a holder of a beneficial
                                     interest in the outstanding notes, you are entitled to receive, in exchange for your beneficial interest, certificated notes that are in equal principal amounts to your beneficial interest. As of this date, however, no certificated notes were issued and outstanding. If you acquire certificated notes before the expiration date of the exchange offer, you must tender your notes under the procedures described in this prospectus under the heading "The
                                     Exchange Offer-- Procedure for Tendering
                                     Notes" beginning on page 23.

Special Procedures for
  Beneficial Owners...............   If you are the owner of a beneficial
                                     interest and your name does not appear on a security position listing of DTC as the holder of that interest or if you are a beneficial owner of certificated notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender that interest or certificated notes in the exchange offer, you should contact the person in whose name your interest or certificated notes are registered promptly and instruct such person to tender on your behalf.

Guaranteed Delivery
  Procedures......................   If you wish to tender your notes and time
                                     will not permit your required documents to reach the exchange agent by the expiration date of the exchange offer, or the procedure for book-entry transfer cannot be completed on time or certificates for notes cannot be delivered on time, you may tender your notes according to the procedures described in this prospectus under the heading "The Exchange Offer-- Guaranteed
                                     Delivery Procedures" beginning on page 26.

Withdrawal Rights.................   You may withdraw the tender of your notes
                                     at any time before 5:00 p.m. New York City time on _____, 1999.

U.S. Federal Income Tax
  Consequences....................   The exchange of notes will not be a taxable
                                     exchange for U.S. federal income tax
                                     purposes. You will not recognize any
                                     taxable gain or loss or any interest income as a result of the exchange.

Exchange Agent....................   Continental Stock Transfer & Trust Company
                                     is serving as exchange agent for the
                                     exchange offer.

                   Summary of the Terms of the Exchange Notes

     The form and terms of the exchange notes are the same as the form and terms of outstanding unregistered notes except that the exchange notes will be registered under the Securities Act of 1933 and, accordingly, will not bear legends restricting their transfer. The exchange notes will evidence the same debt as the outstanding unregistered notes, and both the outstanding unregistered notes and the exchange notes to be issued are governed by the same indenture.

Total Amount......................   $50,000,000 total principal amount of
                                     10 5/8% Senior Subordinated Notes due 2004 of Hollywood Entertainment Corporation.
                                     Together with the notes we issued in 1997 under the same indenture, a total of $250,000,000 principal amount of notes is outstanding.

Maturity..........................   August 15, 2004.

Interest..........................   Annual rate - 10 5/8%
                                     Payment frequency - every six months on
                                       February 15 and August 15
                                     First payment - August 15, 1999.

Optional Redemption...............   On or after August 15, 2001 we may redeem
                                     some or all of the notes at any time at the redemption prices listed in the section
                                     "Description of Notes" under the heading
                                     "Optional Redemption."

Ranking...........................   These notes are general unsecured
                                     obligations and are subordinated in right of payment to all our existing and future senior indebtedness.

Change of Control.................   If our ownership structure materially
                                     changes, we must offer to buy any or all the notes you wish to sell. We must pay you
                                     101% of the total principal amount of the notes, plus accrued and unpaid interest, on the date we buy the notes.

Basic Covenants of the Indenture..   We will issue the exchange notes under our
                                     indenture with U.S. Trust Company, N.A.
                                     Among other things, the indenture restricts our ability and the ability of our subsidiaries to:

                                     o   make some payments and investments
                                     o   become liable for additional
                                         indebtedness
                                     o   create liens
                                     o   agree to payment restrictions affecting
                                         subsidiaries
                                     o   engage in mergers and asset sales
                                     o   conduct our business
                                     o   engage in transactions with our
                                         affiliates and some subsidiaries and
                                     o   make issuances and sales of capital
                                         stock of our wholly owned subsidiaries.

                                     For more information, see "Description of Notes -- Certain Covenants" beginning on page 39.

Where You Can Reach Us

     Our mailing address is 9275 SW Peyton Lane, Wilsonville, Oregon 97070. Our telephone number is (503) 570-1600.

                                  Risk Factors

     You should carefully consider the information under the caption "Risk Factors" beginning on page 12 and all other information in this document before tendering your notes in the exchange offer.

                             Selected Financial Data
           (in thousands, except earnings per share amounts and ratio)

     The historical financial data for the annual periods presented below were derived from audited consolidated financial statements contained in the annual reports we have filed with the SEC and should be read in conjunction with that information. The historical financial data for the three months ended March 31, 1998 and 1999 are unaudited and were prepared on the same basis as the historical financial information for the annual periods. In the opinion of our management, all adjustments, consisting only of normal recurring adjustments, have been included for a fair presentation of results of operations for these interim periods.

                                                                                                      Three Months Ended
                                                         Year Ended December 31,                          March 31,
                                        --------------------------------------------------------     --------------------
                                           1994         1995        1996        1997        1998         1998        1999
                                        -------     --------    --------    --------    --------     --------    --------
                                                                                                          (unaudited)
Statement of Operations Data:
Revenue  ............................   $73,288     $149,430    $302,342    $500,501    $763,908     $169,952    $266,529
Income (loss) from operations........    12,610       17,537      38,418      41,681     (37,913)      19,432      13,016
Interest expense.....................       795          490       4,339      13,806      31,893        6,745       9,245
Income (loss) before extraordinary
    item and cumulative effect of a
    change in accounting principle...     8,143       11,786      20,630       5,559     (50,464)       7,663      (2,777)
Net income (loss)....................     8,143        9,226      20,630       4,996     (50,464)       7,663      (4,221)

Net income (loss) per share before
extraordinary item and cumulative
effect of a change in accounting
principle:
   Basic                                   0.33         0.37        0.60        0.15       (1.30)        0.21       (0.06)
   Diluted                                 0.32         0.36        0.59        0.15       (1.30)        0.21       (0.06)
Net income (loss) per share:
   Basic                                   0.33         0.28        0.60        0.14       (1.30)        0.21       (0.09)
   Diluted                               $ 0.32       $ 0.28      $ 0.59      $ 0.13    $  (1.30)      $ 0.21     $ (0.09)

Other Financial Data:
Ratio of earnings to fixed charges        4.21x        3.09x       2.48x       1.18x           -        1.66x       1.14x


                                                              December 31,
                                           1994         1995        1996        1997        1998       March 31, 1999
                                       --------    ---------   ---------   ---------   ---------       --------------
Balance Sheet Data:
Cash and cash equivalents              $ 39,017    $  29,980   $  12,849   $   3,909   $   3,975         $   4,684
Total assets                            142,861      334,660     451,295     689,123     934,434           969,016
Long-term obligations (including
current portion)                          3,505        7,971      82,361     233,496     392,145           435,768
Shareholders' equity                    110,765      217,783     274,703     289,896     345,695           345,990
Mandatorily redeemable common                 -       54,250           -           -           -                 -
stock

     Effective January 1, 1995, we changed our method of amortizing the cost of videocassette rental inventory. The change in amortization method resulted in a charge in 1995 totaling $2.6 million, representing the cumulative effect as of January 1, 1995 as if the new method had been applied retroactively to all videocassettes in service at that date.

     For 1997, excluding charges of $18.9 million relating to the settlement of a securities class action lawsuit, $6.8 million related to a write-off of obsolete video game inventory and related accessories, $4.6 million of expenses related to a failed tender offer and a $0.6 million loss on extinguishment of debt net of related tax benefit, pro forma net income would have been $23.6 million.

     For 1998, (a) excluding (i) a non-recurring, non-cash, pre-tax charge of $99.9 million related to the write-down of videocassette inventory and (ii) the following costs associated with the Reel.com acquisition: the write-off of $1.9 million of purchased research and development costs, $12.5 million of goodwill amortization and $7.6 million of other Reel.com pre-tax losses, and (b) applying a 40.5% effective tax rate, pro forma net income would have been $31.1 million. See Note 4 of Notes to Consolidated Financial Statements of Hollywood Entertainment incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 1998 (the "Incorporated 10-K Financial Statements").

     Effective January 1, 1999, we adopted SOP 98-5, "Reporting on the Cost of Start-Up Activities." The cumulative effect of the change resulted in a charge of $1.4 million.

     For purposes of computing the ratio of earnings to fixed charges, fixed charges consist of interest expense, including amounts capitalized and the amortization of deferred financing fees, and that portion of rental expense that we believe to be a reasonable approximation of interest costs (approximately 1/3 of rent expense). For the year ended December 31, 1997, the ratio of earnings to fixed charges for such period would have been 1.83x, excluding the effect of a pre-tax charge of $18.9 million relating to the settlement of a securities class action lawsuit, $6.8 million related to the writeoff of obsolete videogame inventory and related accessories and $4.6 million of expenses related to a failed self tender offer.

     For the year ended December 31, 1998, earnings were inadequate to cover fixed charges by $70.9 million; however, the ratio of earnings to fixed charges for that period would have been 1.50x, excluding the effect of the $99.9 million pre-tax charge related to the write down of videocassette inventory and the effect of the Reel.com acquisition. We incurred the following pre-tax charges with respect to Reel.com: $1.9 million for purchased in-process research and development costs and $12.5 million for the amortization of goodwill.

                                  RISK FACTORS

     You should carefully consider the following risks before making the decision whether to exchange the notes.

     This prospectus includes forward-looking statements including, in particular, the statements about the Company's plans, strategies and prospects under the headings "Prospectus Summary" and "Business." Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we give no assurance these plans, intentions or expectations will be achieved. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus are described above and elsewhere in this prospectus. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the preceding cautionary statements.

Risks Related to the Notes

Unregistered notes not exchanged will continue to be subject to transfer restrictions.

     The exchange agent will issue exchange notes in exchange for the unregistered notes only after timely receipt by it of the unregistered notes, a properly completed and duly executed letter of transmittal and all other required documents. You should therefore allow sufficient time to ensure timely delivery of these items to the exchange agent. We are under no duty to give notification of defects or irregularities with respect to tenders of unregistered notes for exchange. If you do not exchange your notes pursuant to this exchange offer, you will continue to be subject to the restrictions on transfer of the unregistered notes as described on the legend inscribed on those notes. In general, the unregistered notes may not be offered or sold, unless registered under the Securities Act of 1933, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not anticipate registering the unregistered notes under the Securities Act. To the extent these notes are tendered and accepted in the exchange offer, your ability to sell untendered, or tendered by unaccepted, unregistered notes could be adversely affected. See "The Exchange Offer - Consequences of Failure to Exchange Notes."

     Based on interpretations of the SEC, we believe the exchange notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by their holders, other than

     o an "affiliate" of Hollywood Entertainment within the meaning of Rule 405 of the Securities Act,

     o the initial purchaser, who acquired the unregistered notes directly from us solely in order to resell pursuant to Rule 144A of the Securities Act or other available exemptions under the Securities Act, or

     o a broker-dealer who acquired the unregistered notes as a result of market-making or other trading activities,

without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided the exchange notes are acquired in the ordinary course of the holder's business and that the holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution, within the meaning of the Securities Act, of the exchange notes. We have not, however, sought a no-action letter from the SEC, and we do not assure you the SEC would make a similar determination with respect to the resale of the exchange notes. Any holder that cannot rely on this prior SEC interpretations must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, unless the sale is made pursuant to an exemption from these requirements. See "The Exchange Offer - Consequences of Failure to Exchange Notes."

We have substantial amounts of outstanding indebtedness.

     At June 30, 1999, approximately $210 million was outstanding under our $300 million revolving senior credit facility, and we had outstanding $250 million principal amount of notes. Our indebtedness presents risks to investors, including the possibility that we may be unable to generate cash sufficient to pay the principal of and interest on the indebtedness. Our ability to make principal and interest payments on our indebtedness will be dependent on our future operating performance, which is dependent on a number of factors, many of which are beyond our control. These factors include prevailing economic conditions and financial, competitive, regulatory and other factors affecting our business and operations, and may be dependent on the availability of borrowings. Although we believe, based on current levels of operations, that our cash flow from operations, together with other sources of liquidity, will be adequate to make required payments of principal and interest on our debt, whether at or prior to maturity, finance anticipated capital expenditures and fund working capital requirements, this may not occur. If we do not have sufficient available resources to repay any indebtedness when it becomes due and payable, we may find it necessary to refinance indebtedness, and such refinancing may not be available, or available on reasonable terms. Additionally, our indebtedness could have a material adverse effect on our future operating performance, including, but not limited to, the following:

o a significant portion of our cash flow from operations will be dedicated to debt service payments, thereby reducing the funds available for other purposes;

o our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes or other purposes may be impaired;

o    our leverage may place us at a competitive disadvantage;

o our leverage may limit our ability to expand and otherwise meet our growth objectives; and

o our leverage may hinder our ability to adjust rapidly to changing market conditions and could make us more vulnerable in the event of a downturn in general economic conditions or our business.

The Notes will be subordinated to other indebtedness.

     The notes are general unsecured obligations and will be subordinate in right of payment to all senior indebtedness, including all indebtedness under the revolving credit facility. As of June 30, 1999, we had approximately $210.0 million of senior indebtedness outstanding. In addition, any additional borrowings under the senior credit facility will be senior indebtedness. The indenture permits us and (under limited circumstances) our subsidiaries to incur additional senior indebtedness, and we expect to incur additional indebtedness, including senior indebtedness. By reason of the subordination provisions of the indenture, if we become insolvent, liquidate, reorganize, dissolve or wind-up, the lenders under the senior credit facility and other creditors who are holders of senior indebtedness, as well as creditors with secured obligations that are not defined as indebtedness under the indenture, must be paid in full before payment of amounts due on the notes. Accordingly, insufficient assets may remain after these payments to pay amounts due on the notes.

     In addition, we may not pay principal of, premium, if any, or interest on, or any other amounts owing in respect of, the notes, or purchase, redeem or otherwise retire the notes, or make any deposit pursuant to defeasance provisions for the notes, if designated senior indebtedness (as that term is defined in the indenture) is not paid when due, unless the default is cured or waived or has ceased to exist or the designated senior indebtedness has been repaid in full. Under various circumstances, no payments may be made for a specified period with respect to the principal of, premium, if any, and interest on, and any other amounts owing in respect of, the notes if a default, other than a payment default, exists with respect to designated senior indebtedness, including indebtedness under the senior credit facility, unless the default is cured, waived or has ceased to exist or the indebtedness has been repaid in full. See "Description of Notes-Subordination." If any event of default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately. Such a continuing event of default, however, also would permit the acceleration of all outstanding obligations under the senior credit facility. In that event, the subordination provisions of the indenture would prohibit any payments to holders of the notes unless and until these obligations (and any other accelerated senior indebtedness) have been repaid in full. See "Description of Notes-Subordination" and " -Defaults."

We have obligations in the event of a change of control; there are restrictions on repurchase of notes.

     Upon the occurrence of a change of control of Hollywood Entertainment, we may be required to purchase all or a portion of the Notes then outstanding at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the date of purchase. Before commencing such an offer to purchase, we may be required to

     o repay in full all of our indebtedness that would prohibit the repurchase of the notes, including under the senior credit facility, or

     o    obtain any consent required to make the repurchase.

If we are unable to repay all of this indebtedness or are unable to obtain the necessary consents, we will be unable to offer to purchase the notes and that failure will constitute an event of default under the indenture. We may not have sufficient funds available at the time of any change of control to repurchase the notes. The events that require a repurchase upon a change of control under the indenture may also constitute events of default under the senior credit facility or our subsequently incurred indebtedness. See "Description of Notes-Change of Control."

Lack of public market for the notes; volatility; restrictions on resale.

     The outstanding unregistered notes you now hold are eligible for trading in the Private Offerings, Resales and Trading through Automatic Linkages (PORTAL) Market. The exchange notes will be new securities, and there is no existing trading market for these notes and we do not intend to apply for listing or quotation of the exchange notes on any securities exchange or stock market. Moreover, no market for the exchange notes may develop in the near future, and holders of notes may not be able to sell notes or may not be able to obtain any particular price for the notes. If a market for the notes does develop, the notes could trade at prices that may be higher or lower than the initial offering price of the notes. Prevailing market prices from time to time will depend on many factors, including then existing interest rates, our operating results and cash flow and the market for similar securities.

     In addition, the liquidity of, and trading markets for, the notes may be adversely affected by declines in the market for high-yield securities generally. Such a decline may adversely affect liquidity and trading markets independent of our financial performance and prospects.

Risks Related to Our Business

We may not be able to achieve and manage planned expansion.

     Our future performance will depend in part on our ability to open stores and to operate these stores profitably. We have grown from 25 stores in two states at the end of 1993 to 1,322 stores in 43 states at March 31, 1999. We added 353 stores in 1998 and plan to add approximately 350 stores in each of 1999 and 2000. We will continue to add stores in markets where we have limited or no operating history. Additionally, we have been decreasing the size of acceptable trade areas, primarily through the increased opening of stores in small markets with populations under 40,000 people. We have a limited operating history in these smaller markets and may experience lower than anticipated revenue and operating results. Our expansion is dependent on a number of factors, including:

o our ability to hire, train and assimilate management and store-level employees;

o    the adequacy of our financial resources;

o    our ability to identify and successfully compete in new markets;

o our ability to locate suitable store sites and negotiate acceptable lease terms; and

o our ability to adapt purchasing, management information and other systems to handle expanded operations.

     We believe the amounts available for borrowing under our senior credit facility will be sufficient to fund our expansion until at least 2000. Our expansion is also dependent on the timely fulfillment by landlords and others of their contractual obligations to us, the maintenance of construction schedules and the speed at which we obtain local zoning and construction permits. We may not be able to achieve our planned expansion and the expansion may not be profitable. Our new stores may not achieve sales and profitability comparable to our existing stores.

     We have expanded the size of our store base and the geographic scope of operations significantly over the last several years. This expansion has placed, and we expect it to continue to place, increasing pressure on our operating and management controls. To manage our larger store base and planned expansion, we will need to continue to evaluate our financial controls, management information systems and distribution facilities. We may not adequately anticipate or respond to all of the changing demands of expansion on our infrastructure.

We face intense competition and risks associated with technological obsolescence.

     The video retail industry is highly competitive. We compete with local, regional and national video retail stores, including Blockbuster Inc., the largest video retailer in the United States, and with supermarkets, pharmacies, convenience stores, bookstores, mass merchants, mail order operations, online stores and other retailers, as well as with noncommercial sources such as libraries. According to the Video Software Dealers Association, in 1998 there were between 25,000 and 30,000 video specialty stores in the United States. We believe approximately 8,500 of these stores were video retail superstores. Some of our competitors have significantly greater financial and marketing resources, market share and name recognition than we do. Substantially all of our stores compete with stores operated by Blockbuster, most in very close proximity. As a result of direct competition with Blockbuster, rental pricing of videos is a significant competitive factor in our business, and from time to time, in certain markets, Blockbuster has cut prices below those offered in our stores. If price cutting occurs on a more sustained and widespread basis, it could have an adverse impact on our results of operations.

     We also compete with cable, satellite and pay-per-view television systems, in which subscribers pay a fee to see a movie selected by the subscriber. Existing pay-per-view services offer a limited number of channels and movies and are available only to households with a direct broadcast satellite receiver or a cable converter to unscramble incoming signals. Digital compression technology and other developing technologies are expected eventually to permit cable companies, direct broadcast satellite companies, telephone companies and other telecommunications companies to transmit a much greater number of movies to homes at more frequently scheduled intervals throughout the day. Some cable and other telecommunications companies have tested and are continuing to test movie on demand services in some markets. Technological advances or changes in the manner in which movies are marketed, including in particular the earlier release of movie titles to pay-per-view, including direct broadcast satellite, cable television or other distribution channels, could make these technologies more attractive and economical, which could have a material adverse effect on our business.

Our business would be adversely affected if revenue sharing arrangements were reduced or eliminated.

     If the scope of our revenue sharing arrangements with movie studios were reduced, or if some studios were to stop using these arrangements, our business would be adversely affected. Movie studios might reduce their use of revenue sharing if they found it to be less profitable than alternative distribution methods, in response to technological developments, as the result of new government regulation, or for other reasons. See "Business-Trends in Video Rentals and Sales" and "-Revenue Sharing."

We are subject to risks associated with possible future acquisitions.

     We may continue to pursue potential acquisitions, some of which may be material in size. Further, any future acquisitions would require investment of operational and financial resources and might require integration of dissimilar operations, assimilation of new employees, diversion of management resources, increases in administrative costs and the addition of costs associated with debt or equity financing. We have no understandings, commitments or agreements with respect to any acquisition. Future acquisitions, if any, may not be successful and may have an adverse effect on our results of operations. See "Business-Expansion Strategy."

With the acquisition of Reel.com, we face risks associated with electronic commerce.

     In October 1998 we made a significant investment in electronic commerce with the acquisition of Reel.com, an electronic commerce retailer of movie videocassettes and DVDs. We do not have a meaningful operating history for this part of our business. Our ability to achieve and manage growth through electronic commerce is subject to a number of risks and uncertainties, including those associated with acquisitions generally and those related to the

Internet in particular. We will expend financial, operational, and management resources operating this new business and integrating operations with our existing business. If we are unable to do this cost-effectively, it could have a material adverse effect on this new business and also be detrimental to Hollywood Entertainment as a whole. Internet retailing is highly competitive and is characterized by rapid technological change and changes in user and customer requirements and preferences. We may have difficulty adapting in a timely and cost-effective manner to these changes and competing against other Internet retailers, some of which have greater name recognition, larger customer bases for electronic commerce, or greater financial resources devoted to Internet retailing. In addition, Internet-based businesses are susceptible to technical difficulties, including viruses, security breaches or other computer system interruptions, which can reduce the availability of products and services, disrupt or delay order fulfillment, and reduce customer satisfaction. Customer satisfaction may also be adversely affected by poor performance of those parties we contract with to handle order fulfillment. Our efforts to build recognition as an Internet retailer, enhance website content and promote ease of use, reliability and support for customers will require us to make additional investments in this business segment going forward, and these investments may not be profitable. Our ability to grow and operate a profitable Internet-based business is also dependent on increasing consumer acceptance of electronic commerce generally and on favorable government regulations. Rapid growth and change in the electronic marketplace could result in increased government regulation of electronic retailers and have a material adverse effect on this part of our business. The risks described in this paragraph will be greater if the Reel.com business continues to grow rapidly.

The Reel.com acquisition will have an adverse impact on our operating results.

     As a result of the Reel.com acquisition, we will amortize approximately $100.3 million of goodwill over eight quarters beginning in the fourth quarter of 1998. In addition, although the revenue of Reel.com grew rapidly in 1998, it recorded an operating loss in that year and we expect it to incur substantial operating losses for the foreseeable future. The acquisition will therefore likely have a negative effect on our earnings. Reel.com may never achieve profitability. While Reel.com was consolidated into our financial results beginning with the fourth quarter of 1998, we will continue to evaluate strategic opportunities for the Reel.com business, which include a public or private offering of a minority interest in Reel.com. We do not assure you that any of these opportunities will be pursued or be available.

Our future operating results may fluctuate.

     Various factors may affect future operating results, including

o    variations in the number and timing of store openings;

o    the performance of new or acquired stores;

o    the quality and number of new release titles available for rental and sale;

o    the expense associated with the acquisition of new release titles;

o    acquisitions by us of existing video stores;

o    changes in comparable store revenue;

o    additional and existing competition;

o    marketing programs;

o    weather;

o    special or unusual events;

o    seasonality;

o    the amount of losses related to the Internet part of our business;

o    the success of new business initiatives; and

o    other factors that may affect retailers in general.

     In addition, any concentration of new store openings and the related new store expenses near the end of a fiscal quarter could have an adverse effect on the financial results for that quarter and could, in some circumstances, lead to fluctuations in quarterly financial results.

We are involved in lawsuits that could adversely affect our business.

     In April 1998 a complaint seeking injunctive relief and monetary damages was filed against us, entitled Rentrak Corporation v. Hollywood Entertainment, et al., Case No. 98-04-02811, Circuit Court for the County of Multnomah, Portland, Oregon. The plaintiff, Rentrak, initially alleged we were contractually obligated until at least December 31, 2011 to deal exclusively with Rentrak whenever we obtain videocassettes on a revenue sharing basis, and that we had violated this alleged obligation by obtaining videocassettes on a revenue sharing basis directly from movie studios. In addition, Rentrak initially alleged we had violated alleged audit and reporting obligations under contractual arrangements. In June 1999 Rentrak amended its complaint to allege additional claims for conspiracy, intentional interference with business relations, breach of fiduciary duty, negligent misrepresentation, tortious breach of contract, fraud, breach of implied duty of good faith and fair dealing, defamation, spoliation of evidence, negligence, unjust enrichment and conversion. The amended complaint seeks monetary damages in the amount of approximately $245 million, plus interest and attorneys' fees. In its amended complaint, Rentrak indicated that it would later seek punitive damages. If Rentrak prevails, the results could have an adverse effect on our relationships with revenue-sharing studios and on our financial condition and results of operations.

     In July 1998 a related lawsuit seeking monetary damages in the amount of at least $5 million, plus unspecified punitive damages, interest and attorneys' fees, was filed against us by Twentieth Century Fox Home Entertainment, Inc. ("Fox"), entitled Twentieth Century Fox Home Entertainment, Inc. v. Hollywood Entertainment Corporation and Does 1 through 100, Case No. SC053 551, Superior Court for the County of Los Angeles, Los Angeles, California. Fox alleges we knowingly or negligently reported inaccurate transaction-related data concerning Fox titles to Rentrak Corporation and that we either knew or should have known that Rentrak would report to Fox the same allegedly inaccurate transaction data for purposes of Fox's generation of invoicing to Rentrak. In March 1999 Fox filed an amended complaint against us in which it added allegations of potential misrepresentation and fraud. If Fox prevails, the results could have an adverse effect on our relationships with revenue sharing studios and on our financial condition and results of operations.

We depend on key personnel; recent management additions are unproven.

     Our future performance depends on the continued contributions of certain key management personnel, including Mark J. Wattles, our founder, Chief Executive Officer and principal shareholder, Jeffrey Yapp, our President and Chief Operating Officer, David G. Martin, our Chief Financial Officer, and Jeffrey D. Jordan, President of Internet Hollywood, Inc. To support our expansion, we have added a substantial number of senior management personnel. These new members of management may not be able to manage our existing operations successfully or achieve our expansion plans and they may not remain with us. Our continued growth and profitability also depend on our ability to attract and retain other management personnel, including qualified store managers.

                               THE EXCHANGE OFFER

Terms of the Exchange Offer; Period for Tendering Your Notes

     We sold your notes on June 24, 1999 to Banc of America Securities LLC under a purchase agreement dated June 17, 1999. On the terms and subject to the conditions stated in this prospectus and in the accompanying letter of transmittal, we will accept for exchange any and all of your notes that are properly tendered on or before the expiration date of the exchange offer and not withdrawn as permitted below. The expiration date will be at 5:00 p.m., New York City time, on _______, 1999. If we extend the period of time for which the exchange offer is open, the expiration date will be the latest time and date to which the exchange offer is extended. The longest we could extend the offer would be until November 21, 1999 which is __ days after the exchange offer commences.

     As of the date of this prospectus, $50,000,000 total principal amount of the unregistered notes was outstanding. Together with the notes we issued in 1997 under the same indenture, a total of $250,000,000 principal amount of notes are outstanding. We are sending this prospectus, together with the letter of transmittal, on or about the date stated on the cover page to you at the addresses listed in the security register in connection with notes maintained by the trustee. Our obligation to accept notes for exchange in the exchange offer is subject to various conditions.

     We reserve the right, at any time or from time to time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance for exchange of any notes, by mailing written notice of any extension to you as described below. During any extension, all notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any notes not accepted for exchange for any reason will be returned without expense to the tendering holder of the notes as promptly as practicable after the expiration or termination of the exchange offer.

     Notes tendered in the exchange offer must be $1,000 in principal amount or any integral multiple of $1,000.

     We will mail written notice of any extension, amendment, non-acceptance or termination to the holders of the notes as promptly as practicable. Any notice will be mailed to the holders of record of the notes no later than 9:00 a.m. New York City time, on the next business day after the previously scheduled expiration date or other event giving rise to the notice requirement.

Registration Rights; Additional Interest

     We have agreed with Banc of America Securities LLC, for your benefit and at our cost, to use our best efforts to offer the exchange notes in exchange for surrender of the unregistered notes. We will keep this offer open for at least 30 days after the date notice of the offer is mailed to you and use our best efforts to cause the offer to be completed no later than November 21, 1999. For each note surrendered to us in the offer, the holder of the note will receive an exchange note having a principal amount equal to that of the surrendered note. Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the note surrendered in exchange for the exchange note or, if no interest has been paid on the note, from the date of its original issue.

     In general, if you wish to exchange the notes for exchange notes in the offer, you will be required to represent that any exchange notes you receive will be acquired in the ordinary course of your business, that you are not our affiliate, as defined in Rule 405 of the Securities Act, and that at the time of the commencement of the offer, you have no arrangement or understanding with any person to participate in the distribution, within the meaning of the Securities Act, of the exchange notes, or if you are participating in a distribution of the exchange notes, that you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

     If applicable law or interpretations of the staff of the SEC do not permit us to complete the exchange offer, if the offer is not completed by November 21, 1999, or if any holder of notes is prohibited by applicable law or SEC policy from participating in the offer, or the holder may not resell the exchange notes acquired by it in the offer without delivering a prospectus and the prospectus contained in the registration statement is not appropriate or available for these resales or the holder is a broker-dealer and holds notes acquired directly from us or one of our affiliates, we will, at our cost,

     o as promptly as practicable file a shelf registration statement covering resales of the notes,

     o use our best efforts to cause the shelf registration statement to be declared effective under the Securities Act as promptly as practicable, but no later than November 21, 1999, and

     o keep the shelf registration statement effective for two years after its effective date or a shorter period that will terminate when all notes covered by the shelf registration statement have been sold under the shelf registration statement.

In some circumstances, we have the right to suspend the effectiveness of the shelf registration statement for limited periods. If a shelf registration statement is filed, we will provide to each holder for whom such shelf registration statement was filed copies of the prospectus which is part of the shelf registration statement, notify each holder when the shelf registration statement has become effective and take specified other actions required to permit unrestricted resales of the notes. A holder selling these notes under the shelf registration statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to some of the civil liability provisions under the Securities Act in connection with these sales and will be bound by the provisions of the registration rights agreement that are applicable to the holder.

     If

     o    the exchange offer has not been completed by November 21, 1999;

     o a shelf registration statement is required to be filed and is not filed within the time specified for filing in the registration rights agreement or is not declared effective within the time specified for effectiveness in the registration rights agreement; or

     o after either the registration statement or the shelf registration statement has been declared effective, the registration statement thereafter ceases to be effective or fails to be usable for its intended purpose in connection with resales of notes or exchange notes during the periods specified in the registration rights agreement, additional interest will accrue on the notes and the exchange notes from and including the date on which any registration default occurs but excluding the date on which all registration defaults have been cured. Additional interest will accrue at a rate of 0.25% per year during the 90-day period immediately following the occurrence of any registration default and will increase by 0.25% per year at the commencement of each subsequent 90-day period, but additional interest will not accrue at a rate in excess of 1.00% per year. Following the cure of all registration defaults, the accrual of additional interest will cease.

Procedure for Tendering Notes

     Your tender of notes to us as described below and our acceptance of the notes will constitute a binding agreement between you and us upon the terms and subject to the conditions stated in this document and in the accompanying letter of transmittal. Except as explained below, a holder who wishes to tender notes for exchange in the exchange offer must transmit a properly completed and executed letter of transmittal, together with all other documents required by the letter of transmittal, to Continental Stock Transfer & Trust Company at the address listed below under "-- Exchange Agent" on or before the expiration date. In addition,

     o certificates for the notes must be received by Continental along with the letter of transmittal, or

     o a timely confirmation of a book-entry transfer of the notes, if this procedure is available, into Continental's account at The Depository Trust Company according to the procedure for book-entry transfer described below must be received by Continental before the expiration date, or

     o you must comply with the guaranteed delivery procedures described below.

The method of delivery of the notes, letters of transmittal and all other required documents is at your election and risk. If the delivery is by mail, we recommend registered mail, properly insured, with return receipt requested, be used in all cases. You should allow sufficient time to assure timely delivery. No letters of transmittal or notes should be sent to us.

     Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed unless the notes surrendered for exchange are tendered

     o by a registered holder of the notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal or

     o    for the account of an eligible institution.

An "eligible institution" is an eligible guarantor institution, such as a bank, stockbroker, national securities exchange, registered securities association, savings and loan association or credit union with membership in a signature medallion program under Rule 17Ad-15 of the Securities Exchange Act of 1934. If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an eligible institution. If notes are registered in the name of a person other than the person signing the letter of transmittal, the notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, properly executed by the registered holder, with the signature guaranteed by an eligible institution.

     All questions about the validity, form, eligibility, including time of receipt, and acceptance of notes tendered will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all tenders of any particular notes not properly tendered or not to accept any particular notes if acceptance might, in our judgment or the judgment of our counsel, be unlawful. We also reserve the absolute right in our sole discretion to waive any defects or irregularities or conditions of the exchange offer as to any particular notes either before or after the expiration date. This includes the right to waive the ineligibility of any holder who seeks to tender notes in the exchange offer. The interpretation of the terms and conditions of the exchange offer as to any particular notes either before or after the expiration date by us will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of notes for exchange must be cured within a reasonable period of time that we will determine. Neither we, Continental nor any other person will be under any duty to give notification of any defect or irregularity in any tender of notes for exchange, nor will any of us be liable for any reason for failure to give any notification.

     If the letter of transmittal is signed by a person or persons other than the registered holder or holders of notes, the notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the notes.

     If the letter of transmittal or any notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing, and unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

     By tendering notes, if you are not a broker-dealer, you must acknowledge you are not engaged in, and do not intend to engage in, a distribution of exchange notes. If you are our affiliate, as defined under Rule 405 of the Securities Act, or are engaged in or intend to engage in or have any arrangement with any person to participate in the distribution of the exchange notes to be acquired in the exchange offer, you

     o could not rely on the applicable interpretations of the staff of the SEC and

     o must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be considered to have admitted that it is an underwriter within the meaning of the Securities Act.

Acceptance of Notes for Exchange; Delivery of Exchange Notes

     We will accept, promptly after the expiration date, all notes properly tendered and will issue the exchange notes promptly after acceptance of the notes. For each note accepted for exchange, the holder of the note will receive an exchange note having a principal amount equal to that of the surrendered note. The exchange notes will bear interest from the most recent date to which interest has been paid on the notes or, if no interest has been paid on the notes, from June 24, 1999.

     In all cases, issuance of exchange notes for notes that are accepted for exchange in the exchange offer will be made only after timely receipt by Continental of

     o certificates for the notes or a timely book-entry confirmation of the notes into Continental's account at DTC,

     o    a properly completed and executed letter of transmittal and

     o    all other required documents.

If any tendered notes are not accepted for any reason described in the terms and conditions of the exchange offer or if certificates representing notes are submitted for a greater principal amount than the holder desires to exchange, certificates representing the unaccepted or non-exchanged notes will be returned without expense to the tendering holder of the notes as promptly as practicable after the expiration or termination of the exchange offer. If notes are tendered by book-entry transfer into Continental's account at DTC according to the book-entry transfer procedures described below, the non-exchanged notes will be credited to an account maintained with DTC.

Book-Entry Transfer

     Continental will make a request to establish an account for the notes at DTC for purposes of the exchange offer within two business days after the date of this document, and any financial institution that is a participant in DTC's systems may make book-entry delivery of notes by causing DTC to transfer the notes into Continental's account at DTC. Although delivery of notes may be effected through book-entry transfer at DTC, the letter of transmittal or a facsimile of it, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by Continental at the address listed below under " -- Exchange Agent" on or before the expiration date or you must comply with the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

     If you desire to tender your notes and your notes are not immediately available, or time will not permit your notes or other required documents to reach Continental before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if

     o    the tender is made through an eligible institution,

     o before the expiration date, Continental receives from the eligible institution a properly completed and executed letter of transmittal or a facsimile of it and notice of guaranteed delivery, substantially in the form provided by us, stating your name and address and the amount of notes tendered, stating that the tender is being made and guaranteeing that within five New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered notes, in proper form for transfer, or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with Continental and

     o the certificates for all physically tendered notes, in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal, are received by Continental within five New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

     Tenders of notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date.

     For a withdrawal to be effective, a written or facsimile notice of withdrawal must be received by Continental at the address listed below under "-- Exchange Agent." Any notice of withdrawal must

     o specify the name of the person having tendered the notes to be withdrawn,

     o identify the notes to be withdrawn, including the principal amounts of such notes, and

     o where certificates for notes have been transmitted, specify the name in which such notes are registered, if different from that of the withdrawing holder.

If certificates for notes have been delivered or otherwise identified to Continental, then, before the release of the certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless the holder is an eligible institution. If notes have been tendered according to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn notes and otherwise comply with the procedures of the facility. All questions about the validity, form and eligibility of the notices will be determined by us and our determination will be final and binding on all parties. Certificates for any notes so withdrawn will not be considered to have been validly tendered for purposes of the exchange offer. Any notes that have been tendered but which are not exchanged for any reason will be returned to the holder of the notes without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. In the case of notes tendered by book-entry transfer into Continental's account at DTC according to the book-entry transfer procedures described above, the notes will be credited to an account maintained with DTC for the notes. Properly withdrawn notes may be retendered by following one of the procedures described under "-- Procedure for Tendering Notes" above at any time on or before the expiration date.

Exchange Agent

     Continental Stock Transfer & Trust Company has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the address below. Questions and requests for assistance, requests for additional copies of this document or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent, addressed as follows:

     By hand up to 4:30 P.M.:

          Continental Stock Transfer & Trust Company
          2 Broadway
          New York, NY 10004

     By overnight courier and by hand after 4:30 P.M.:

          Continental Stock Transfer & Trust Company
          2 Broadway
          New York, NY 10004

     By facsimile:

          Continental Stock Transfer & Trust Company
          (212) 509-5150

     Confirm facsimile by telephone:

          (212) 509-4000

Delivery of the letter of transmittal to a different address or transmission of instructions via a different facsimile number does not constitute a valid delivery of the letter of transmittal.

Fees and Expenses

     We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

Transfer Taxes

     You will not be obligated to pay any transfer tax in connection with the exchange, except if you instruct us to register exchange notes in the name of, or request that notes not tendered or not accepted in the exchange offer be returned to, a person other than you, you will be responsible for the payment of any applicable transfer tax.

Consequences of Failure to Exchange Notes

     If you do not exchange their notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer of the notes. In general, the notes may not be offered or sold unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. We do not anticipate that we will register the existing notes under the Securities Act. Based on interpretations by the staff of the SEC issued to third parties, exchange notes issued in the exchange offer in exchange for notes may be offered for resale, resold or otherwise transferred by holders of the exchange notes, other than any holder that is our affiliate within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the exchange notes are acquired in the ordinary course of the holders' business and the holders have no arrangement with any person to participate in the distribution of the exchange notes. If you are not a broker-dealer, you must acknowledge you are not engaged in, and do not intend to engage in, a distribution of exchange notes. If you are our affiliate, are engaged in or intend to engage in or have any arrangement or understanding related to the distribution of the exchange notes to be acquired in the exchange offer, you

     (1) could not rely on the applicable interpretations of the staff of the SEC and

     (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives exchange notes for its own account in exchange for notes must acknowledge that the notes were acquired by the broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of the exchange notes. See "Plan of Distribution." In addition, to comply with the securities laws of certain jurisdictions, if applicable, it may be necessary to qualify for sale or to register the exchange notes prior to offering or selling the exchange notes. We do not intend to take any action to register or qualify the exchange notes for resale in any of these jurisdictions.

                              DESCRIPTION OF NOTES

Table of Contents

     This table of contents only covers the "Description of Notes" section. The table of contents for the entire prospectus is on the inside front cover.

                                                                            Page

Introduction................................................................. 30
Brief Description of the Notes............................................... 31
General Terms................................................................ 31
Optional Redemption.......................................................... 32
Selection.................................................................... 33
Subordination................................................................ 33
Change of Control............................................................ 35
Book-Entry, Delivery and Form................................................ 37
Certificated Notes........................................................... 39
Certain Covenants............................................................ 39
         Limitation on Indebtedness.......................................... 39
         Limitations on Restricted Payments.................................. 41
         Limitations on Restrictions on Distributions from Restricted
              Subsidiaries................................................... 43
         Limitations on Sales of Assets and Subsidiary Stock................. 45
         Limitations on Affiliate Transactions............................... 46
         Limitations on the Issuance or Sale of Capital Stock of
              Restricted Subsidiaries........................................ 48
         Limitations on Liens................................................ 48
         Merger and Consolidation............................................ 49
         Future Guarantors................................................... 50
         SEC Reports......................................................... 50
Defaults..................................................................... 51
Amendments and Waivers....................................................... 53
No Personal Liability of Directors, Officers, Employees and Shareholders..... 54
Defeasance................................................................... 54
Concerning the Trustee....................................................... 55
Governing Law................................................................ 55
Definitions.................................................................. 55

Introduction

     You can find the definitions of some of the terms used in this description under the subheading "Definitions." In this description, the word "Company" refers only to Hollywood Entertainment Corporation and not to any of its subsidiaries.

     On June 24, 1999 the Company issued $50,000,000 principal amount of 10 5/8% Senior Subordinated Notes (the "1999 Notes"). These notes were issued under an indenture dated as of August 13, 1997, between the Company and U.S. Trust Company of California, N.A., (now U.S. Trust Company, N.A.) as trustee, as supplemented by a first supplemental indenture dated as of June 24, 1999 (the indenture and the first supplemental indenture are together referred to as the "Indenture"). The Indenture covers $250,000,000 principal amount of notes, $200,000,000 principal amount of which was issued in 1997 (the "1997 Notes"). The 1997 Notes and the 1999 Notes are together referred to as the "Notes".

Brief Description of the Notes

     These notes

          o    are general unsecured obligations of the Company and

          o are junior in right of payment, or subordinated, to all existing and future senior indebtedness of the Company.

General Terms

     The following is a summary of various provisions of the Indenture and the Notes, a copy of which Indenture and form of Notes are available upon request to the Company at the address listed under "Where You Can Find More Information." The following summary is not complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of specified terms in the Indenture and those terms made a part of the Indenture by the Trust Indenture Act of 1939, as amended. Capitalized terms used in this section and not otherwise defined have the meanings set forth in this section under "-Certain Definitions."

     The Notes are unsecured senior subordinated obligations of the Company, limited to $250 million total principal amount, and will mature on August 15, 2004. The 1999 Notes bear interest at the rate per year shown on the cover page from June 24, 1999, or from the most recent date to which interest has been paid or provided for, payable semi-annually to holders of record at the close of business on the February 1 or August 1 immediately preceding the interest payment date on February 15 and August 15 of each year, commencing August 15, 1999. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. The Company will pay interest on overdue principal at the same rate per year borne by the Notes and it will pay interest on overdue installments of interest at that rate to the extent lawful.

     The interest rate on the 1999 Notes will be increased in specified circumstances if various conditions are not satisfied. All references in this section to the interest accrued and payable on the Notes include additional interest that may become payable on the 1999 Notes. See "Exchange
Offer--Registration Rights; Additional Interest."

     Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Company, which, unless otherwise provided by the Company, will be the offices of the trustee. At the option of the Company, payment of interest may be made by check mailed to the addresses of the holders as those addresses appear in the Note register.

     The Notes are issued in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection with any registration of transfer or exchange of Notes.

Optional Redemption

     Aside from the exception in the following paragraph, the Notes will not be redeemable at the option of the Company before August 15, 2001. On or after August 15, 2001, the Company may redeem all or a part of the Notes, at any time or from time to time, on not less than 30 nor more than 60 days' notice mailed by first-class mail to each holder's registered address, at the redemption prices, which are expressed as a percentage of principal amount below, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of the holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period beginning on August 15 of the years listed below:

     Period                                                     Redemption Price
     ------                                                     ----------------

     2001......................................................     105.313%
     2002......................................................     102.656
     2003 and thereafter.......................................     100.000

     In addition, at any time and from time to time before August 15, 2000, the Company may redeem up to 35% of the original $250 million principal amount of the Notes with the proceeds of one or more Public Equity Offerings, at a redemption price of 110.625% of the principal amount plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). To undertake such a redemption, however

          o at least 65% of the original principal amount of the Notes must remain outstanding after each redemption; and

          o the redemption must occur within 60 days of the closing date of the Public Equity Offering.

Selection

     If less than all of the Notes are to be redeemed at any time, the trustee will select Notes for redemption on a pro rata basis, by lot or by any method the trustee in its sole discretion decides is fair and appropriate. No Notes of $1,000 in original principal amount or less will be redeemed in part. If any
Note is to be redeemed in part only, the notice of redemption relating to that Note will state the portion of the principal amount to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder upon cancellation of the original Note.

Subordination

     The indebtedness evidenced by the Notes are senior subordinated obligations of the Company. This means that the right of payment of the principal of, premium, if any, and interest on, and all other Obligations related to the Notes is ranked behind the right of payment, or subordinated, as described in the Indenture, in full of all Senior Indebtedness of the Company, whether outstanding on the Issue Date or thereafter Incurred, including the obligations of the Company under the Senior Credit Facility. The Notes will also be effectively subordinated to any Secured Indebtedness of the Company to the extent of the value of the assets securing that Indebtedness and to any liabilities of Subsidiaries.

     As of June 30, 1999, the Company had approximately $210.0 million of Senior Indebtedness outstanding. Although the Indenture contains limitations on the amount of additional Indebtedness that the Company and its Restricted Subsidiaries may acquire, under some circumstances the amount of the Indebtedness could be substantial and, in any case, the Indebtedness may be Senior Indebtedness. See "-Certain Covenants-Limitation on Indebtedness."

     Only Indebtedness of the Company that is Senior Indebtedness will rank senior to the Notes according to the provisions of the Indenture. The Notes will in all respects rank equally and proportionally with all other senior subordinated Indebtedness of the Company. The Company has agreed in the Indenture that it will not Incur any Indebtedness that is junior in ranking in right of payment to its Senior Indebtedness unless the Indebtedness has an equal and proportional right of payment to the Notes or is expressly subordinated in right of payment to the Notes. Unsecured Indebtedness is not considered to be or treated as junior debt merely because it is unsecured.

     The Company may not pay principal of, premium, if any, or interest on, or any other Obligations arising under the Notes or make any deposit according to the provisions described under "-Defeasance" below and may not repurchase, redeem or otherwise retire any Notes (collectively, "pay the Notes") if

          (1)  any Senior Indebtedness is not paid when due or

          (2) any other default on any Senior Indebtedness occurs and causes the Senior Indebtedness to reach maturity immediately and to become due and payable according to its terms, or, in other words, accelerated.

The Company may pay the Notes, however, if, in either case, the default has been cured or waived and any acceleration has been rescinded or the Senior Indebtedness has been paid in full. However, the Company may pay the Notes without regard to these restrictions if the Company and the trustee receive written notice approving the payment from the Representative of the Senior Indebtedness if either of the events described immediately above in clauses (1) or (2) has occurred and is continuing.

     During the time that a default (other than a default described in clauses
(1) and (2) of the preceding paragraph) on any Designated Senior Indebtedness continues according to which the Designated Senior Indebtedness may be brought to maturity immediately without further notice (except notice as may be required to cause the immediate maturity) or the expiration of any applicable grace periods, the Company may not pay the Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the trustee (with a copy to the Company) of written notice (a "Blockage Notice") of the default from the Representative of the holders of the Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days later or earlier if the Payment Blockage Period is terminated

               o by written notice to the trustee and the Company from the Person or Persons who gave the Blockage Notice,

               o because the default giving rise to the Blockage Notice is no longer continuing, or

               o because the Designated Senior Indebtedness has been repaid in full.

Notwithstanding the provisions described in the immediately preceding sentence, unless the holders of the Designated Senior Indebtedness have or the Representative of the holders has caused the Designated Senior Indebtedness to become immediately due and payable, the Company may resume payments on the Notes after the end of the Payment Blockage Period. The Notes shall not be subject to more than one Payment Blockage Period in any consecutive 365-day period, irrespective of the number of defaults that occurred under the Designated Senior Indebtedness during that period.

     Upon any payment or distribution of the assets of the Company on a total or partial liquidation, dissolution, reorganization or similar proceeding relating to the Company or its property, the holders of Senior Indebtedness will be entitled to receive payment in full of the Senior Indebtedness before the noteholders are entitled to receive any payment. Until the Senior Indebtedness is paid in full, any payment or distribution to which noteholders would be entitled but for the subordination provisions of the Indenture will be made to holders of the Senior Indebtedness as their interests may appear. If a payment or distribution is made to noteholders that, due to the subordination provisions, should not have been made to them, the noteholders are required to hold it in trust for the holders of Senior Indebtedness and pay it over to them as their interests may appear.

     By reason of the subordination provisions contained in the Indenture, in the event of insolvency, creditors of the Company who are holders of Senior Indebtedness of the Company may recover more, proportionally, than the noteholders. Creditors of the Company who are not holders of Senior Indebtedness, on the other hand, may recover less, proportionally, than holders of Senior Indebtedness but more, proportionally, than the noteholders.

     The terms of the subordination provisions described above will not apply to payments from money or the proceeds of U.S. Government Obligations held in trust by the trustee for the payment of principal of and interest on the Notes according to the provisions described under "-Defeasance."

Change of Control

     If of a Change of Control occurs, each holder shall have the right to require the Company to repurchase all or a portion (equal to $1,000 or an integral multiple of $1,000) of the holder's Notes at a purchase price in cash equal to 101% of the principal amount plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), according to the provisions of the next paragraph.

         Within 30 days following any Change of Control, the Company shall mail a notice to each holder, with a copy to the trustee, stating:

               o a Change of Control has occurred and the holder has the right to require the Company to purchase the holder's Notes at a purchase price in cash equal to 101% of the principal amount outstanding at the repurchase date plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date);

               o the circumstances and relevant facts and financial information regarding the Change of Control;

               o the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date the notice is mailed); and

               o the instructions determined by the Company, consistent with the covenant described below, that a holder must follow in order to have its Notes repurchased.

     On the repurchase date, the Company will, to the extent lawful, accept for payment all Notes or portions of the Notes properly tendered according to the terms of the notice described immediately above. On that date, the Company will also deposit with the trustee (or other paying agent appointed according to the Indenture) an amount equal to the Change of Control payment for all Notes or portions of the Notes tendered and deliver or cause to be delivered to the trustee the Notes so accepted together with an officer's certificate from the Company stating the total principal amount of Notes or portions of Notes being repurchased by the Company. The trustee (or paying agent) will promptly mail to each holder of Notes so tendered the Change of Control payment for the Notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any. Each new Note, however, will only be in a principal amount of $1,000 or an integral multiple of $1,000.

     The Indenture provides that, before complying with the provisions of this covenant, but in any event within 90 days following a Change of Control, the Company will either repay all outstanding Senior Indebtedness or obtain the requisite consents, if any, under all agreements governing outstanding Senior Indebtedness to permit the repurchase of the Notes required by this covenant.

     The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes according to the covenant described below. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, the Company shall comply with the applicable securities laws and regulations and shall not be considered to be in breach of its obligations under the covenant described below by virtue of its compliance.

     The occurrence of some of the events that would constitute a Change of Control would constitute a default under the Senior Credit Facility. Future Senior Indebtedness of the Company may contain prohibitions of specified events that would constitute a Change of Control or require the Senior Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the Notes could cause a default under the Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of the repurchase on the Company. Finally, the Company's ability to pay cash to the holders upon a repurchase may be limited by the Company's then existing financial resources. There is no assurance that sufficient funds will be available when necessary to make any repurchases required in connection with a Change of Control. The Company's failure to purchase the Notes in connection with a Change in Control would result in a default under the Indenture which would, in turn, constitute a default under the Senior Credit Facility. In these circumstances, the subordination provisions in the Indenture would likely restrict payment to the holders of the Notes. See "Description of Senior Credit Facility."

     The existence of a holder's right to require the Company to repurchase the holder's Notes upon the occurrence of a Change of Control may deter a third party from seeking to acquire the Company in a transaction that would constitute a Change of Control.

Book-Entry, Delivery and Form

     With one possible exception described in the next paragraph, the 1999 Notes were issued in the form of one or more global securities under the Indenture (collectively the "1999 Global Note"). The 1999 Global Note was deposited with, or on behalf of, the Depository and registered in the name of the Depository or its nominee. Except as explained below, the 1999 Global Note may be transferred, in whole and not in part, only to the Depository or another nominee of the Depository. Investors may hold their beneficial interests in the 1999 Global Note directly through the Depository if they have an account with the Depository or indirectly through organizations which have accounts with the Depository.

     1999 Notes that were issued as described below under "-Certificated Notes" were issued in definitive form. Upon the transfer of a 1999 Note in definitive form (other than to a transferee of Notes in definitive form as described in the Indenture), the 1999 Note will, unless the 1999 Global Note has previously been exchanged for Notes in definitive form, be exchanged for an interest in the 1999 Global Note representing the principal amount of Notes being transferred.

     The Depository has advised the Company as follows. The Depository is a limited-purpose trust company and organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and "a clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934 (the "Exchange Act"). The Depository was created to hold securities of institutions that have accounts with the Depository ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in these securities through electronic book-entry changes in accounts of the participants, thus eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Access to the Depository's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant.

     Upon the issuance of the 1999 Global Note, the Depository credited the principal amount of the Notes represented by the 1999 Global Note to the accounts of participants on its book-entry registration and transfer system. This means that ownership of beneficial interests in the 1999 Global Note is shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depository of the participants' interest and by the participants of the owners of beneficial interests in the 1999 Global Note other than participants. Ownership of beneficial interests in the 1999 Global Note is limited to participants or persons that may hold interests through participants. The laws of some jurisdictions may require that specified purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the 1999 Global Note.

     So long as the Depository, or its nominee, is the registered holder and owner of the 1999 Global Note, the Depository or the nominee will be considered the sole legal owner and holder of the related 1999 Notes for all purposes of the 1999 Notes and the Indenture. Except as described below, an owner of a beneficial interest in the 1999 Global Note will not be entitled to have that interest registered in its name, will not receive or be entitled to receive physical delivery of certificated Notes in definitive form and will not be considered to be the owner or holder of any 1999 Notes under the 1999 Global Note. The Company understands that under existing industry practice, if an owner of a beneficial interest in the 1999 Global Note desires to take any action the Depository, as the holder of the 1999 Global Note, is entitled to take, the Depository would authorize the participants to take that action, and that the participants would authorize beneficial owners owning through the participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

     Payment of principal of, and interest on, 1999 Notes represented by the 1999 Global Note registered in the name of and held by the Depository or its nominee will be made to the Depository or its nominee as the registered owner and holder of the 1999 Global Note.

     The Company expects that the Depository or its nominee, upon receipt of any payment of principal of, or interest on, the 1999 Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the 1999 Global Note as shown on the records of the Depository or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the 1999 Global Note held through the participants will be governed by standing instructions and customary practices and will be the responsibility of the participants.

     The Company will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the 1999 Global Note for any 1999 Note. The Company will also not have any responsibility or liability for maintaining, supervising or reviewing any records relating to the beneficial ownership interests or for any other aspect of the relationship between the Depository and its participants or the relationship between the participants and the owners of beneficial interests in the 1999 Global Note owning through the participants.

     Unless and until it is exchanged in whole or in part for certificated 1999 Notes in definitive form, the 1999 Global Note may not be transferred except as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository.

     Although the Depository has agreed to these procedures to facilitate transfers of interests in the 1999 Global Note among participants of the Depository, it is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. Neither the trustee nor the Company will have any responsibility for the performance by the Depository or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

     The Notes represented by the 1999 Global Note are exchangeable for certificated 1999 Notes in denominations of $1,000 and integral multiples of $1,000 if

          o the Depository notifies the Company that it is unwilling or unable to continue as Depository for the 1999 Global Note or if at any time the Depository ceases to be a clearing agency registered under the Exchange Act,

          o the Company in its discretion at any time determines not to have any of the 1999 Notes represented by the 1999 Global Note or

          o a default entitling the holders of the Notes to make their Notes due and payable has occurred and is continuing.

Any 1999 Note that is exchangeable under the terms of the preceding sentence is exchangeable for certificated 1999 Notes issuable in authorized denominations and registered in such names as the Depository shall direct. Subject to the preceding conditions, the 1999 Global Note is not exchangeable, except for a 1999 Global Note of the same combined denomination to be registered in the name of the Depository or its nominee.

Certain Covenants

     The Indenture contains covenants including, among others, the following:

Limitation on Indebtedness

     (a) The Company shall not, and shall not permit any Restricted Subsidiary to, Incur any Indebtedness unless, immediately after giving effect to the Incurrence, the Consolidated Coverage Ratio exceeds 2.25 to 1.

     (b) Notwithstanding paragraph (a), the Company and its Restricted Subsidiaries may Incur any or all of the following Indebtedness:

          (1) Indebtedness Incurred under the Senior Credit Facility to the extent that, after giving effect to the Incurrence, the total principal amount of the Indebtedness then outstanding does not exceed $300 million;

          (2) Indebtedness represented by $200 million in principal amount of Notes;

          (3) Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1) of this paragraph);

          (4) Indebtedness of the Company owed to and held by any Wholly Owned Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Company or a Wholly Owned Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock which results in any Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of Indebtedness (other than to the Company or a Wholly Owned Subsidiary) shall be treated as the Incurrence of the Indebtedness by the issuer or transferor of the Capital Stock;

          (5) Refinancing Indebtedness, the net proceeds of which are used to extend, refinance, renew, replace, terminate on the basis of a condition in the Indebtedness, which action is known as defeasance, or refund Indebtedness that was permitted by the Indenture to be Incurred under paragraph (a) or clause (1), (2), (3) or this clause (5) of this paragraph
     (b);

          (6) Indebtedness from performance bonds, bankers' acceptances, letters of credit and surety or appeal bonds entered into by the Company and the Restricted Subsidiaries in the ordinary course of their business;

          (7) Hedging Obligations consisting of Interest Rate Agreements entered into in the ordinary course of business and not for the purpose of speculation; provided, however, that the Interest Rate Agreements do not increase the Indebtedness of the Company outstanding at any time other than as a result of fluctuations in interest rates or by reason of fees, reimbursements and compensation payable under the Interest Rate Agreements;

          (8) Indebtedness Incurred by the Company or any Restricted Subsidiary in connection with the purchase or improvement of real or personal property or other capital expenditures in the ordinary course of business, including for the purchase of assets or stock of any Related Business, or consisting of Capital Lease Obligations Incurred, in either case after the Issue Date in a total principal amount which does not exceed 5% of combined total revenue of the Company and its Restricted Subsidiaries during the most recently completed four fiscal quarter period on a consolidated basis measured at the time of Incurrence;

          (9) Guarantees of Indebtedness Incurred under the Senior Credit Facility; and

          (10) Indebtedness in a principal amount which, together with all other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the date of the Incurrence (other than Indebtedness permitted by clauses
     (1) through (9) above or paragraph (a)), does not exceed $10 million.

     (c) The Company shall not, and shall not permit any Restricted Subsidiary to, Incur any Indebtedness under the terms of paragraph (b), if the proceeds of that Indebtedness are used to Refinance

          (1) any Subordinated Obligations unless the new Indebtedness shall be subordinated to the Notes to at least the same extent as the Subordinated Obligations or

          (2) any Senior Subordinated Indebtedness unless the new Indebtedness shall be Senior Subordinated Indebtedness or rank lower in right of payment than the Notes.

     (d) For purposes of determining compliance with the terms of the covenant in paragraph (c),

          (1) if an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify that item of Indebtedness and only be required to include the amount and type of the Indebtedness in one of the above clauses and

          (2) an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness described above.

Limitations on Restricted Payments

     (a) The Company shall not, and shall not permit any Restricted Subsidiary, to make a Restricted Payment if at the time the Company or the Restricted Subsidiary makes the Restricted Payment:

          (1) a Default shall have occurred and is continuing or would result from such Restricted Payment;

          (2) the Company is not able to Incur an additional $1.00 of Indebtedness under the terms of paragraph (a) of the covenant described under "-Limitation on Indebtedness"; or

          (3) the total amount of the Restricted Payment together with all other Restricted Payments (the amount of any payments made in property other than cash to be valued at the fair market value of the property, as determined in good faith by the Board of Directors) declared or made since the Issue Date would exceed the sum of:

               (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter in which the Issue Date occurred to the end of the most recent fiscal quarter before the date of the Restricted Payment for which financial statements are available (or, in case the Consolidated Net

          Income accrued during the period (treated as one accounting period) shall be a deficit, minus 100% of the deficit);

               (B) the total Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) after the Issue Date (other than an issuance or sale to a Subsidiary of the Company);

               (C) the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) after the Issue Date, of any Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company or any Restricted Subsidiary upon the conversion or exchange);

               (D) an amount equal to the sum of

                    (I) the net reduction in Investments in Unrestricted
               Subsidiaries resulting from dividends, repayments of loans or advances or other transfers of assets after the Issue Date, in each case to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries, and

                    (II) the portion (proportionate to the Company's equity
               interest in the Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time the Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that this sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in the Unrestricted Subsidiary; and

               (E) $5 million.

     (b) The provisions of paragraph (a) shall not prohibit, without duplication:

          (1) any acquisition of any shares of Capital Stock or the repurchase, redemption, defeasance or repayment of any Subordinated Obligations of the Company or any Restricted Subsidiary made in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company); provided, however, that the Net Cash Proceeds that are used for any acquisition, repurchase, redemption, defeasance or repayment shall be excluded from the calculation of the amount of Restricted Payments and the Net Cash Proceeds from the sale shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

          (2) any purchase or redemption of

               (A) Subordinated Obligations of the Company made in exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of the Company which is permitted to be Incurred under the terms of paragraphs (b) and (c) of the covenant described under "-Limitation on Indebtedness" or

               (B) Subordinated Obligations of a Restricted Subsidiary made in exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of the Restricted Subsidiary or the Company which is permitted to be Incurred by paragraphs (b) and (c) of the covenant described under "-Limitation on Indebtedness"; provided, however, that the purchase or redemption shall be excluded from the calculation of the amount of Restricted Payments;

          (3) any purchase or redemption of

               (A) Disqualified Stock of the Company made in exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Stock of the Company or

               (B) Disqualified Stock of a Restricted Subsidiary made in exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Stock of the Restricted Subsidiary or the Company; provided, however, that at the time of the exchange, no Default or Event of Default shall have occurred and be continuing or would result from the exchange and the purchase or redemption will be excluded from the calculation of the amount of Restricted Payments; and

          (4) dividends paid within 60 days after the date of declaration of a dividend if at the date of declaration the dividend would have complied with this covenant; provided, however, that at the time of payment of the dividend, no Default shall have occurred and be continuing (or would result from the payment of the dividend); provided, further, however, that the dividend shall be included in the calculation of the amount of Restricted Payments.

Limitations on Restrictions on Distributions from Restricted Subsidiaries

     The Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual burden on any property or asset of the Company or any Restricted Subsidiary or consensual restriction on the ability of any Restricted Subsidiary:

          (a) to pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company;

          (b) to make any loans or advances to the Company; or

          (c) to transfer any of its property or assets to the Company or any Restricted Subsidiary,

except for the following:

          (1) any claim or lien created by or restriction in an agreement in effect at or entered into on the Issue Date;

          (2) any claim or lien on or restriction of a Restricted Subsidiary in an agreement relating to any Indebtedness Incurred by the Restricted Subsidiary which was entered into on or before the date on which the Restricted Subsidiary was acquired by the Company (other than as consideration in, or to provide all or any portion of the funds or credit support used to complete, the transaction or series of related transactions by which the Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on that date;

          (3) any claim or lien or restriction required by an agreement effecting a Refinancing of Indebtedness Incurred according to an agreement referred to in clause (1) or (2) of this covenant or effecting a Refinancing of the Refinancing Indebtedness according to this clause (3) or contained in any amendment to an agreement referred to in clause (1) or (2) of this covenant or this clause (3); provided, however, that the claims or liens and restrictions on the Restricted Subsidiary contained in any refinancing agreement or amendment are no more restrictive in any material respect than the restrictions on the Restricted Subsidiary contained in the agreements;

          (4) any claim or lien or restriction consisting of customary non-assignment provisions in leases governing leasehold interests to the extent the provisions restrict the transfer of the lease or the leased property;

          (5) in the case of clause (c) above, restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent the restrictions restrict the transfer of the property subject to the security agreements or mortgages;

          (6) any restriction on a Restricted Subsidiary imposed by an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of the Restricted Subsidiary pending the closing of the sale or disposition;

          (7) any claim, lien or restriction required by the Senior Credit Facility and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the Senior Credit Facility; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings contain claims, liens and restrictions on the Restricted Subsidiary that are no more restrictive in any material respect than the claims, liens and restrictions on the Restricted Subsidiary contained in the Senior Credit Facility; and

          (8) any restriction imposed by applicable law.

Limitations on Sales of Assets and Subsidiary Stock

     The Company shall not, and shall not permit any Restricted Subsidiary to, complete any Asset Disposition unless the Company or the Restricted Subsidiary receives consideration at the time of the Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors, of the shares and assets subject to the Asset Disposition and at least 75% of the consideration received by the Company or the Restricted Subsidiary is in the form of cash or cash equivalents. For the purposes of this covenant alone, "cash" includes:

          (a) the assumption of Indebtedness of the Company or any Restricted Subsidiary and the release of the Company or the Restricted Subsidiary from all liability on the Indebtedness in connection with the Asset Disposition and

          (b) securities received by the Company or any Restricted Subsidiary from the transferee that are immediately converted by the Company or the Restricted Subsidiary into cash.

     For any Asset Disposition occurring on or after the Issue Date from which the Company or any Restricted Subsidiary receives Net Available Cash, the Company or the Restricted Subsidiary shall:

          (1) within 360 days after the date the Net Available Cash is received and to the extent the Company or the Restricted Subsidiary elects (or is required by the terms of any Senior Indebtedness)

               (A) apply an amount equal to the Net Available Cash to prepay, repay or purchase Senior Indebtedness of the Company or the Restricted Subsidiary, in each case owing to a Person other than the Company or any Affiliate of the Company, or

               (B) invest an equal amount, or the amount not applied under the terms of clause (A), in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary); and

          (2) apply the excess Net Available Cash (to the extent not applied under the terms of clause (1)) as provided in the following paragraphs of the covenant described below; provided, however, that in connection with any prepayment, repayment or purchase of Senior Indebtedness according to the terms of clause (A) above, the Company or the Restricted Subsidiary shall retire the Senior Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

The amount of Net Available Cash required to be applied according to the terms of clause (2) above but not applied according to those terms shall constitute "Excess Proceeds." Pending application of Net Available Cash under this provision, the Net Available Cash shall be invested in Temporary Cash Investments.

     If at any time the amount of Excess Proceeds not previously subject to an Excess Proceeds Offer (as defined below) totals at least $10 million, the Company shall, not later than 30 days after the end of the period during which the Company is required to apply the Excess Proceeds according to clause (1) above (or, if the Company so elects, at any time within the period), make an offer (an "Excess Proceeds Offer") to purchase from the holders on a pro rata basis a principal amount of Notes equal to the Excess Proceeds (rounded down to the nearest multiple of $1,000) on that date, at a purchase price equal to 100% of the principal amount of the Notes, plus, in each case, accrued interest (if any) to the date of purchase (the "Excess Proceeds Payment"). Upon completion of an Excess Proceeds Offer the amount of Excess Proceeds remaining after application under the Excess Proceeds Offer (including payment of the purchase price for Notes properly tendered), may be used by the Company for any corporate purpose (to the extent not otherwise prohibited by the Indenture) and the amount of Excess Proceeds shall then be reset at zero. The Indenture provides that, before complying with the provisions of this paragraph, but in any event within 30 days following the date on which the combined amount of Excess Proceeds not previously subject to an Excess Proceeds Offer totals at least $10 million, the Company will either repay all outstanding Senior Indebtedness or obtain the requisite consents, if any, under all agreements governing outstanding Senior Indebtedness to permit the repurchase of the Notes required by this paragraph.

     The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations if the Excess Proceeds are received by the Company under the covenant described below and the Company is required to repurchase Notes as described above. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described below, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described below.

Limitations on Affiliate Transactions

     (a) The Company shall not, and shall not permit any Restricted Subsidiary to, enter into or permit to exist any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless the terms:

          (1) are no less favorable to the Company or the Restricted Subsidiary than those that could be obtained at the time of the transaction in arm's-length dealings with a Person who is not an Affiliate;

          (2) if the Affiliate Transaction or series of related Affiliate Transactions involves payments in an amount in excess of $1 million in any one year,

               (I) are in writing,

               (II) comply with clause (1) and

               (III) have been approved by a majority of the disinterested members of the Board of Directors; and

          (3) if the Affiliate Transaction (or series of related Affiliate Transactions) involves payments in an amount in excess of $5 million in any one year,

               (I) comply with clause (2) and

               (II) have been determined by a nationally recognized consulting, accounting, appraisal or investment banking firm to be fair, from a financial standpoint, to the Company and its Restricted Subsidiaries.

     (b) The provisions of paragraph (a) shall not prohibit:

          (1) any Restricted Payment permitted to be paid according to the covenant described under "-Limitations on Restricted Payments";

          (2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise, according to the terms of, or the funding of, employment arrangements, stock options and stock ownership plans in the ordinary course of business and approved by the Board of Directors;

          (3) the grant of stock options or similar rights to employees and directors of the Company in the ordinary course of business and according to plans approved by the Board of Directors;

          (4) loans or advances to employees in the ordinary course of business of the Company or its Restricted Subsidiaries;

          (5) fees, compensation or employee benefit arrangements paid to and made immediately due and payable provided for the benefit of directors, officers or employees of the Company or any Subsidiary in the ordinary course of business; or

          (6) any Affiliate Transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries in the ordinary course of business (so long as the other shareholders of any participating Restricted Subsidiaries that are not Wholly Owned Restricted Subsidiaries are not themselves Affiliates of the Company).

Limitations on the Issuance or Sale of Capital Stock of Restricted Subsidiaries

     The Company shall not (a) sell, pledge, hypothecate or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary (other than pledges of Capital Stock securing Senior Indebtedness) or (b) permit any Restricted Subsidiary to issue or sell or otherwise dispose of any shares of its Capital Stock other than

     (1)  to the Company or a Wholly Owned Subsidiary,

     (2)  directors' qualifying shares or

     (3) if, immediately after giving effect to the issuance or sale, the Restricted Subsidiary would no longer constitute a Restricted Subsidiary.

Limitations on Liens

     Except for Permitted Liens, the Company shall not, and shall not permit any Restricted Subsidiary to, Incur or permit to exist any Lien of any nature whatsoever on any property of the Company or any Restricted Subsidiary (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or acquired later which secures Indebtedness that ranks equally and proportionally in right of payment to the Notes or is junior in right of payment to the Notes unless

          (a) if the Lien secures Indebtedness that ranks equally with the Notes, the Notes are secured on an equal and proportional basis with the obligation so secured until such time as the obligation is no longer secured by a Lien or

          (b) if the Lien secures Indebtedness that is junior in right of payment to the Notes, the Lien shall be subordinated to a Lien granted to the holders on the same collateral as that securing the Lien to the same extent as the Indebtedness is subordinated to the Note.

Merger and Consolidation

     The Company shall not join with or merge with or into, or convey, transfer or lease, in one transaction or a series of related transactions, all or substantially all its assets to any Person, unless:

          (a) the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of the United States of America, any State or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by a supplement to the Indenture, executed and delivered to the trustee, in form satisfactory to the trustee, all the obligations of the Company under the Notes and the Indenture;

          (b) immediately after giving effect to the transaction on a pro forma basis (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of the transaction as having been Incurred by the Successor Company or the Subsidiary at the time of the transaction), no Default shall have occurred and be continuing;

          (c) except in the case of a merger with or into a Wholly Owned Restricted Subsidiary or a merger, the sole purpose of which is to change the Company's jurisdiction of incorporation, immediately after giving effect to the transaction on a pro forma basis, the Successor Company would be able to Incur an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under "-Limitation on Indebtedness";

          (d) immediately after giving effect to the transaction on a pro forma basis, the Successor Company shall have Consolidated Net Worth in an amount that is not less than the Consolidated Net Worth of the Company immediately before the transaction; and

          (e) the Company shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that the corporate combination, merger or transfer and the supplemental indenture (if any) comply with the Indenture. Notwithstanding clauses (b), (c) and (d), any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company.

     The Successor Company shall be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but the predecessor Company in the case of a conveyance, transfer or lease shall not be released from the obligation to pay the principal of and interest on the Notes.

Future Guarantors

     The Company shall cause each Restricted Subsidiary that at any time becomes an obligor or guarantor of any obligations under the Senior Credit Facility to execute and deliver to the trustee a supplemental indenture according to which the Restricted Subsidiary will Guarantee payment of the Notes on the same terms and conditions as those listed in the Indenture. Any such Guarantee will be subordinated in a manner similar to that of the Notes. Each Subsidiary Guaranty will be limited in amount to an amount not to exceed the maximum amount that can be Guaranteed by the applicable Subsidiary Guarantor without rendering the Subsidiary Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. Nonetheless, any Guarantee by a Restricted Subsidiary of the Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon either (a) the release or discharge of the Guarantee of the Indebtedness, except a discharge by or as a result of payment under the Guarantee, or (b) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's Capital Stock in, or all or substantially all the assets of, the Restricted Subsidiary, which sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture. The form of the Guarantee is attached as an exhibit to the Indenture.

SEC Reports

     The Indenture provides that, whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company will furnish to holders of Notes

          (a) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file those forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, for the annual information only, a report on that information by the Company's certified independent accountants and

          (b) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file those reports.

In addition, whether or not required by the rules and regulations of the SEC, the Company will file a copy of all of this information and these reports with the SEC for public availability (unless the SEC will not accept such a filing) and make the information available to securities analysts and prospective investors upon request. The Company has also agreed that, for so long as any Notes remain outstanding, it will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered by Rule 144A(d)(4) under the Securities Act.

Defaults

     An Event of Default is defined in the Indenture as:

          (a) a default in the payment of interest on the Notes when due (whether or not the payment is prohibited by the provisions described under "Subordination" above), continued for 30 days;

          (b) a default in the payment of principal, or premium, if any, of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise (whether or not the payment is prohibited by the provisions described under "Subordination" above);

          (c) the failure by the Company to comply with any of its obligations under the covenants described under "-Change in Control," "-Certain Covenants-Limitation on Indebtedness," "-Limitations on Restricted Payments," "-Limitations on Sales of Assets and Subsidiary Stock" and "-Merger and Consolidation" for 30 days after notice;

          (d) the failure by the Company to comply with any of its other covenants or other agreements of the Indenture for 60 days after notice;

          (e) Indebtedness of the Company or any Restricted Subsidiary that is not paid within any applicable grace period after final maturity or that is made due and payable by the holders of the Indebtedness because of a default and the total amount of the Indebtedness due and payable exceeds $5 million and, in either case, the default is not cured or waived and the immediate maturity of the Indebtedness, if any, is not rescinded or the Indebtedness is not paid in 30 days (the "cross-acceleration provision");

          (f) specified events of bankruptcy, insolvency or reorganization of the Company or a Restricted Subsidiary (the "bankruptcy provisions"); or

          (g) any judgment or decree for the payment of money in excess of $5 million is rendered against the Company or a Restricted Subsidiary, remains outstanding following the judgment and is not discharged, waived or stayed within 60 days after entry of the judgment or decree (the "judgment default provision").

     However, a default under clauses (c) or (d) will not constitute an Event of Default until the trustee or the holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure the default within the period of time specified in clause (c) or (d), depending on which clause provides the basis for default, after receipt of the notice.

     If an Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon this declaration, the principal and interest shall be due and payable immediately. If an Event of Default relating to specified events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the Notes will become and immediately be due and payable without any declaration or other act on the part of the trustee or any holders of the Notes. Under specified circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind this treatment of the Notes and its consequences.

     Subject to the provisions of the Indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless the holders have offered to the trustee reasonable undertakings to reimburse it for or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy under the Indenture or the Notes unless:

          (1) the holder has previously given the trustee notice that an Event of Default is continuing;

          (2) holders of at least 25% in principal amount of the outstanding Notes have requested the trustee to pursue the remedy;

          (3) the holders have offered the trustee reasonable security or undertakings to reimburse it against any loss, liability or expense;

          (4) the trustee has not complied with the request within 60 days after the receipt of the notice and the offer of security or undertakings to reimburse against any loss, liability or expense; and

          (5) the holders of a majority in principal amount of the outstanding Notes have not given the trustee a direction inconsistent with the request within the 60-day period.

     Subject to specified restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the trustee determines is unjustly prejudicial to the rights of any other holder or that would involve the trustee in personal liability.

     The Indenture provides that if a Default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the holders. In addition, the Company is required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers of the certificate know of any Default that occurred during the previous year. The Company also is required to deliver to the trustee, within 30 days after its occurrence, written notice of any event that would constitute specified Defaults, their status and what action the Company is taking or proposes to take.

Amendments and Waivers

     Subject to specified exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected by the amendment, no amendment may, among other things,

     (a) reduce the amount of Notes whose holders must consent to an amendment,

     (b) reduce the rate of or extend the time for payment of interest on any Note,

     (c) reduce the principal of or extend the Stated Maturity of any Note,

     (d) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under "-Optional Redemption" above,

     (e) make any Note payable in money other than that stated in the Note,

     (f) impair the right of any holder to institute suit for the enforcement of any payment on or related to the holder's Notes,

     (g) make any change in the amendment provisions which require each holder's consent or in the waiver provisions, or

     (h) make any change to the subordination provisions of the Indenture that would adversely affect the noteholders.

     Without the consent of any holder, the Company and trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner so that the uncertificated Notes are described in Section 163(f)(2)(B) of the
Code), to add guarantees for the Notes, to secure the Notes, to add to the covenants of the

Company for the benefit of the holders or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any holder or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act. However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness then outstanding unless the holders of the Senior Indebtedness (or their Representative) consent to the change.

     The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if the consent approves the substance of the proposed amendment.

     After an amendment under the Indenture becomes effective, the Company is required to mail to holders a notice briefly describing the amendment. However, the failure to give this notice to all holders, or any defect in the notice, will not impair or affect the validity of the amendment.

No Personal Liability of Directors, Officers, Employees and Shareholders

     No director, officer, employee, incorporator or shareholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, related to, or by reason of, these obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Defeasance

     The Company at any time may terminate all its obligations under the Notes and the Indenture ("legal defeasance"), except for specified obligations, including those respecting the defeasance trust, described below, and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent for the Notes. The Company at any time may terminate its obligations under "-Change of Control" and under the covenants described under "-Certain Covenants" (other than the covenant described under "-Merger and Consolidation"), the operation of the cross-acceleration provision, the bankruptcy provisions related to significant subsidiaries and the judgment default provision described under "-Defaults" above and the limitations contained in clauses (iii) and (iv) under "-Certain Covenants-Merger and Consolidation" above ("covenant defeasance").

     The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, the Notes may not be made immediately due and payable because of an Event of Default. If the Company exercises its covenant defeasance option, payment of the Notes may not be made immediately due and payable because of an Event of Default specified in clause (c), (d), (e) (with respect only to Significant Subsidiaries) or (f) under "-Defaults" above or because of the failure of the Company to comply with clause (c) or (d) under "-Certain Covenants-Merger and Consolidation" above.

     To exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, depending on which option is chosen, and must comply with specified other conditions, including delivery to the trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit and defeasance had not occurred (and, in the case of legal defeasance only, the Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Concerning the Trustee

     U.S. Trust Company, N.A., is the trustee under the Indenture and has been appointed by the Company as registrar and paying agent with regard to the Notes.

     The holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to specified exceptions. The Indenture provides that if an Event of Default occurs (and is not cured), the trustee is required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to these provisions, the trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless the holder shall have offered to the trustee security and undertakings to reimburse it satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

Governing Law

     The Indenture provides that it and the Notes will be governed by, and construed according to the terms of, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required by that law.

Definitions

     "Additional Assets" means either any property or assets (other than Indebtedness and Capital Stock) in a Related Business or the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of the Capital Stock by the Company or another Restricted Subsidiary; provided, however, that any Restricted Subsidiary is primarily engaged in a Related Business.

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
     "Affiliate" of any specified Person means any other Person, controlling or controlled by or under direct or indirect common control with the specified Person. For the purposes of this definition, "control" when used for any Person means the power to direct the management and policies of the Person whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings based on this definition of "control." For purposes of the provisions described under "-Certain Covenants-Limitations on Restricted Payments," "-Limitations on Affiliate Transactions" and "-Limitations on Sales of Assets and Subsidiary Stock" only, "Affiliate" shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase the Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any beneficial owner according to the first sentence.

     "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, corporate combination or similar transaction (each referred to for the purposes of this definition as a "disposition"), of

          (a) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares and, to the extent required by local ownership laws in foreign countries, shares owned by foreign shareholders),

          (b) all or substantially all the assets of any division, business segment or comparable line of business of the Company or any Restricted Subsidiary or

          (c) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or the Restricted Subsidiary.

The term "Asset Disposition" shall not include, however,

          (1) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary,

          (2) for purposes of the covenant described under "Certain Covenants-Limitations on Sales of Assets and Subsidiary Stock," a disposition that constitutes a Permitted Investment or a Restricted Payment permitted by the covenant described under "Certain Covenants-Limitations on Restricted Payments," and

          (3) a disposition of assets having a fair market value of less than $1 million.

For purposes of this section, "ordinary course of business" for the Company shall be deemed to include, without limitation, the sale of rental inventory, consistent with past practice, and sales or closures of stores; provided, however, that the Company or a Restricted Subsidiary acquires or opens another store within 90 days of the sale or closure for each store sold or closed.

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
     "Attributable Debt" in the context of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in the Sale/Leaseback Transaction (including any period for which the lease has been extended).

     "Average Life" means, as of the date of determination, for any Indebtedness or Preferred Stock, the quotient obtained by dividing (a) the sum of the products of numbers of years from the date of determination to the dates of each successive scheduled principal payment of the Indebtedness or redemption or similar payment for the Preferred Stock multiplied by the amount of the payment by (b) the sum of all of these payments.

     "Bank Indebtedness" means any and all amounts payable under or arising from the Senior Credit Facility, including principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization, whether or not a claim for post-filing interest is allowed in these proceedings), fees, charges, expenses, reimbursement obligations, Guarantees and all other amounts and Obligations payable under or in connection with the Senior Credit Facility.

     "Board of Directors" means the Board of Directors of the Company or any committee of the Board of Directors properly authorized to act on behalf of the Board.

     "Business Day" means each day which is not a Legal Holiday.

     "Capital Lease Obligations" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes by GAAP, and the amount of Indebtedness represented by the obligation shall be the capitalized amount of the obligation determined according to GAAP; and the Stated Maturity of the Indebtedness shall be the date of the last payment of rent or any other amount due under the lease before the first date upon which the lease may be terminated by the lessee without payment of a penalty.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of the Person, including any Preferred Stock, but excluding any debt securities convertible into equity.

     "Change of Control" means the occurrence of any of the following events:

          (a) any "person" or "group" (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act) (other than one or more Permitted Holders), is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause the person or group shall be considered to have "beneficial ownership" of all shares that any person or group has the right to acquire, whether the right is exercisable immediately or only after the passage of time) of more than 50% of the total voting power of the Voting Stock of the Company; provided,
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
     however, a change of control shall not be considered to have occurred if
     (1) the beneficial ownership is shared with one or more Permitted Holders who hold the sole power to vote the Voting Stock; or (2) one or more Permitted Holders possess the right (by contract or otherwise) to elect, or cause the election of, a majority of the members of the Company's Board of Directors; or

          (b) during any period of two consecutive years, individuals who at the beginning of the period constituted the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of at least 66 2/3% of the directors of the Company then still in office who were either directors at the beginning of the period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Consolidated Coverage Ratio" as of any date of determination means the ratio of (a) the total amount of Operating Cash Flow for the period of the most recent four consecutive fiscal quarters ending at least 45 days (or, if less than 45 days, the number of days after the end of the fiscal quarter for which consolidated financial statements of the Company shall be available) before the date of the determination to (b) Consolidated Interest Expense for the four fiscal quarters; provided, however, that

          (1) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of the period that remains outstanding on the date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, Operating Cash Flow and Consolidated Interest Expense for the period shall be calculated after giving effect on a pro forma basis to the Indebtedness as if the Indebtedness had been Incurred on the first day of the period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of the new Indebtedness as if the discharge had occurred on the first day of the period (except that, in the case of Indebtedness used to finance working capital needs that arise under a revolving credit or similar arrangement, the amount shall be the average daily balance of such Indebtedness during the four-fiscal-quarter period),

          (2) if since the beginning of the period the Company or any Restricted Subsidiary shall have made any Asset Disposition, the Operating Cash Flow for the period shall be reduced by an amount equal to the Operating Cash Flow (if positive) directly attributable to the assets which are the subject of the Asset Disposition for the period, or increased by an amount equal to the Operating Cash Flow (if negative) directly attributable to the assets which are the subject of the Asset Disposition for the period, and Consolidated Interest Expense for the period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased, assumed by a

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
     third person (to the extent the Company and its Restricted Subsidiaries are no longer liable for the Indebtedness) or otherwise discharged for the Company and its continuing Restricted Subsidiaries in connection with the Asset Disposition for the period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for the period directly attributable to the Indebtedness of the Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for the Indebtedness after the sale),

          (3) if since the beginning of the period the Company shall have completed a Public Equity Offering, Consolidated Interest Expense for the period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged by the Company and its Restricted Subsidiaries in connection with the Public Equity Offering for the period,

          (4) if since the beginning of the period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, which acquisition constitutes all or substantially all of an operating unit of a business, including any Investment or acquisition occurring in connection with a transaction requiring a calculation of the Consolidated Coverage Ratio to be made, Operating Cash Flow and Consolidated Interest Expense for the period shall be calculated after giving them pro forma effect (including the Incurrence of any Indebtedness) as if the Investment or acquisition occurred on the first day of the period and

          (5) if since the beginning of the period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of the period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment under clause (3) or (4) above if made by the Company or a Restricted Subsidiary during the period, Operating Cash Flow and Consolidated Interest Expense for the period shall be calculated after giving them pro forma effect as if the Asset Disposition, Investment or acquisition occurred on the first day of the period.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on the Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to the Indebtedness if the Interest Rate Agreement has a remaining term in excess of 12 months).

     "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in the total interest expense, and to the extent the Company or its Restricted Subsidiaries are made subject to it,

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          (a) interest expense attributable to Capital Lease Obligations,

          (b) amortization of the interest represented by the difference between the price paid for a debt security and its face or maturity amount,

          (c) capitalized interest,

          (d) non-cash interest expenses,

          (e) commissions, discounts and other fees and charges owed for letters of credit and bankers' acceptance financing,

          (f) net costs associated with Hedging Obligations (including amortization of fees),

          (g) Preferred Stock dividends for all Preferred Stock held by Persons other than the Company or a Wholly Owned Subsidiary, and

          (h) interest actually paid on any Indebtedness of any other Person that is Guaranteed by the Company or any Restricted Subsidiary.

     "Consolidated Net Income" means, for any period, the net income of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in Consolidated Net Income:

          (a) any net income (or loss) of any Person if the Person is not the Company or a Restricted Subsidiary, except that, subject to the exclusion contained in clause (d) below, the Company's equity in the net income of any Person for the period shall be included in the Consolidated Net Income up to the total amount of cash actually distributed by the Person during the period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (c) below);

          (b) for purposes of subclause (a)(3)(A) of the covenant described under "-Certain Covenants-Limitations on Restricted Payments" only, any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period before the date of the acquisition;

          (c) any net income of any Restricted Subsidiary if the Restricted Subsidiary is subject to restrictions on the payment of dividends or the making of distributions by the Restricted Subsidiary to the Company, except that

               (1) subject to the exclusion contained in clause (d) below, the Company's equity in the net income of any Restricted Subsidiary for the period shall be

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
     included in the Consolidated Net Income up to the total amount of cash that could have been distributed by the Restricted Subsidiary consistent with this restriction during the period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause) and

               (2) the Company's equity in a net loss of any Restricted Subsidiary for the period shall be included in determining Consolidated Net Income;

          (d) any gain (or loss) realized upon the sale or other disposition of any assets of the Company or its consolidated Subsidiaries (including under any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person;

          (e) extraordinary gains or losses;

          (f) the cumulative effect of a change in accounting principles; and

          (g) for any period that includes the three months ended March 31, 1997, the nonrecurring $18.9 million pre-tax expense related to the settlement in that period of a securities class action lawsuit, Murphy v. Hollywood Entertainment Corporation et al., case no. C95-1926-MA, U.S. District Court for the District of Oregon.

For the purposes of the covenant described under "-Certain Covenants-Limitations on Restricted Payments" only, however, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent the dividends, repayments or transfers increase the amount of Restricted Payments permitted under the covenant according to clause (a)(3)(D) of that covenant.

     "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of the Company and its consolidated Subsidiaries, determined on a consolidated basis according to GAAP, as of the end of the most recent fiscal quarter of the Company ending at least 45 days before the taking of any action for the purpose of which the determination is being made, as (a) the par or stated value of all outstanding Capital Stock of the Company plus (b) paid-in capital or capital surplus relating to the Capital Stock plus (c) any retained earnings or earned surplus less (1) any accumulated deficit and (2) any amounts attributable to Disqualified Stock.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Designated Senior Indebtedness" means (a) the Bank Indebtedness and (b) any other Senior Indebtedness of the Company which, at the date of determination, has a total principal amount outstanding of, or under which, at the date of determination, the holders are committed to lend up to, at least $10 million and is specifically designated by the Company in the instrument evidencing or governing the Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Indenture.

     "Disqualified Stock" means, for any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event

          (a) matures or is mandatorily redeemable according to an obligation to make payments from a fund whose assets and their earnings are earmarked to repay some obligation, in other words, a sinking fund obligation, or otherwise,

          (b) is convertible or exchangeable, at the option of the holder, for Indebtedness or Disqualified Stock or

          (c) is redeemable at the option of the holder, in whole or in part, in each case on or before the first anniversary of the Stated Maturity of the Notes.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those principles found in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, statements and pronouncements of the Financial Accounting Standards Board and other statements by any other entity as approved by a significant segment of the accounting profession.

     "Guarantee" means any obligation, contingent or other, of any Person guaranteeing any Indebtedness or other obligation of any Person and any obligation, contingent or other, of the Person either:

          (a) to purchase or pay (or advance or supply funds for the purchase or payment of) the Indebtedness or other obligation of the Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or

          (b) entered into for the purpose of assuring in any other manner the obligee of the Indebtedness or other obligation of the payment of that Indebtedness or other obligation or to protect the obligee against loss related to the Indebtedness (in whole or in part);

provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

     "Hedging Obligations" of any Person means the obligations of the Person under any Interest Rate Agreement.

     "Holder" or "Noteholder" means the Person in whose name a Note is registered on the Registrar's books.

     "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however,

          (a) that any Indebtedness or Capital Stock of a Person existing at the time the Person becomes a Subsidiary (whether by merger, corporate combination, acquisition or otherwise) shall be considered to be Incurred by the Subsidiary at the time it becomes a Subsidiary; and

          (b) that in the case of a discount security, neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness, but the entire face amount of the security shall be considered Incurred upon the issuance of the security.

     The term "Incurrence" when used as a noun shall have a correlative meaning.

     "Indebtedness" means, for any Person on any date of determination (without duplication),

          (a) the principal of and premium (if any) arising under (1) indebtedness of the Person for money borrowed and (2) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Person is responsible or liable;

          (b) all Capital Lease Obligations of the Person and all Attributable Debt arising under Sale/Leaseback Transactions entered into by the Person;

          (c) all obligations of the Person issued or assumed as the deferred purchase price of property or services, all conditional sale obligations of the Person and all obligations of the Person under any title retention agreement (but excluding trade accounts payable and accrued liabilities arising in the ordinary course of business and which are not more than 90 days past due and not in dispute), which purchase price or obligation is due more than six months after the date of placing the property in service or taking delivery and title to the property or the completion of the services (provided that, in the case of obligations of an acquired Person assumed in connection with an acquisition of the Person, the obligations would constitute Indebtedness of the Person);

          (d) all obligations of the Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations for letters of credit securing obligations (other than obligations described in (a) through (c) above) entered into in the ordinary course of business of the Person to the extent the letters of credit are not drawn upon or, if and to the extent drawn upon, the drawing is reimbursed no later than the tenth Business Day following receipt by the Person of a demand for reimbursement following payment on the letter of credit);

          (e) the amount of all obligations of the Person for the redemption, repayment or other repurchase of any Disqualified Stock or, for any Subsidiary of the Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

          (f) all obligations of the type referred to in clauses (a) through (e) of other Persons and all dividends of other Persons for the payment of which, in either case, the Person is responsible or liable, as obligor, guarantor or otherwise, including by means of any Guarantee;

          (g) all obligations of the type referred to in clauses (a) through (f) of other Persons secured by any Lien on any property or asset of the Person (whether or not the obligation is assumed by the Person), the amount of the obligation being treated as the lesser of the value of the property or assets or the amount of the obligation so secured; and

          (h) to the extent not otherwise included in this definition, Hedging Obligations of the Person.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at the date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations as described above at that date; provided, however, that the amount outstanding at any time of any Indebtedness issued with original issue discount shall be treated as the face amount of the Indebtedness less the remaining unamortized portion of the original issue discount of the Indebtedness at such time as determined in conformity with GAAP.

     "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in interest rates.

     "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the Person) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by the Person. For purposes of the definition of "Unrestricted Subsidiary,"

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the definition of "Restricted Payment" and the covenant described under
"-Certain Covenants-Limitations on Restricted Payments":

          (a) "Investment" shall include the portion (proportionate to the Company's equity interest in the Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that the Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon redesignation of the Subsidiary as a Restricted Subsidiary, the Company shall be considered to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (1) the Company's "Investment" in the Subsidiary at the time of the redesignation less (2) the portion (proportionate to the Company's equity interest in the Subsidiary) of the fair market value of the net assets of the Subsidiary at the time of the redesignation; and

          (b) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of the transfer, in each case as determined in good faith by the Board of Directors.

     "Issue Date" means August 13, 1997, the date on which the 1997 Notes were originally issued.

     "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature of a conditional sale).

     "Net Available Cash" from an Asset Disposition means cash payments received by the Company or any of its Subsidiaries from an Asset Disposition (including any cash payments received by way of deferred payment of principal under the terms of a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets or received in any other noncash form) in each case net of:

          (a) all legal, title and recording tax expenses, commissions and other fees and expenses, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of the Asset Disposition,

          (b) all payments made on any Indebtedness which is secured by any assets subject to the Asset Disposition, according to the terms of any Lien upon or other security agreement of any kind for the assets, or which must by its terms, or in order to obtain a necessary consent to the Asset Disposition, or by applicable law, be repaid out of the proceeds from the Asset Disposition,

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          (c) all distributions and other payments required to be made to minority interest holders in Subsidiaries or Joint Ventures as a result of the Asset Disposition and

          (d) the deduction of appropriate amounts provided by the seller as a reserve, as required by GAAP, against any liabilities associated with the property or other assets disposed in the Asset Disposition and retained by the Company or any Restricted Subsidiary after the Asset Disposition, including without limitation liabilities under any obligations to pay the expenses of an eligible party for some litigation or loss associated with the Asset Disposition.

     "Net Cash Proceeds," for any issuance or sale of Capital Stock, means the cash proceeds of the issuance or sale net of attorneys' fees and disbursements, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually connected to the issuance or sale and net of taxes paid or payable as a result of the issuance.

     "Obligations" means all present and future obligations for principal, premium, interest (including, without limitation, any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation filed with respect to the bankruptcy petition, whether or not the interest is an allowed claim under applicable law), penalties, fees, indemnifications, reimbursements (including, without limitation, all reimbursement and other obligation under the terms of any letters of credit, bankers' acceptance or similar instruments or documents), damages and other liabilities payable under the documentation at any time governing any indebtedness.

     "Operating Cash Flow," means, for any Person and for any period, the sum of Consolidated Net Income plus (a) Consolidated Interest Expense, plus (b) the following to the extent deducted in calculating such Consolidated Net Income, without duplication: (1) income tax expense, (2) depreciation expense, (3) amortization expense, (4) all other non-cash items reducing Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), plus (c) any cash charges associated with the acquisition of new release videocassettes (including any fees in connection with revenue sharing arrangements for rental inventory) and other media and game inventory purchases to the extent the cash charges have been included in the operating expenses used to calculate Consolidated Net Income, minus (d) 30% of rental revenue for the period. Nonetheless, the provision for taxes based on the income or profits of, and the depreciation and amortization of, a Subsidiary of the Company shall be added to Consolidated Net Income to compute Operating Cash Flow only to the extent (and in the same proportion) that the net income of the Subsidiary was included in calculating Consolidated Net Income.

     "Permitted Holder" means (a) Mark J. Wattles, (b) an employee benefit plan of the Company, or any of its subsidiaries or any participant in the employee benefit plan, (c) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries or (d) any Permitted Transferee of any of the persons listed in clauses (a), (b) and (c).

                                       66
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     "Permitted Investment" means an Investment by the Company or any Restricted
Subsidiary in:

          (a) the Company,

          (b) a Restricted Subsidiary or a Person that will, upon the making of the Investment, become a Restricted Subsidiary; provided, however, that the primary business of the Restricted Subsidiary is a Related Business; provided further that no such investment shall constitute assets owned by the Company as of the Issue Date (or any substitute or replacement assets for assets owned by the Company as of the Issue Date);

          (c) another Person if as a result of the Investment the other Person is merged or combined with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that the Person's primary business is a Related Business; provided further that no such Investment shall constitute assets owned by the Company as of the Issue Date (or any substitute or replacement assets for assets owned by the Company as of the Issue Date);

          (d) Temporary Cash Investments;

          (e) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable according to customary trade terms; provided, however, that the trade terms may include concessionary trade terms that the Company or any Restricted Subsidiary determines are reasonable under the circumstances;

          (f) payroll, travel and similar advances to cover matters that are expected at the time of the advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

          (g) loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or the Restricted Subsidiary;

          (h) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

          (i) any Person to the extent the Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted by the covenant described under "-Certain Covenants-Limitations on Sales of Assets and Subsidiary Stock"; and

          (j) Persons other than the Company and Restricted Subsidiaries, in a total amount after the Issue Date of up to $15 million; provided, however, the amount of any

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
     dividends, repayment of loans or transfers of assets as a return on the Permitted Investments will reduce the amount of the $15 million amount used (but not below $0).

     "Permitted Liens" means:

          (a) Liens in favor of the Company or the Restricted Subsidiary,

          (b) Liens on property or assets of a Person existing at the time the Person is merged into or combined with the Company or any Restricted Subsidiary; provided that the liens were in existence before the merger or combination and were not created or obtained in contemplation of the merger or combination and do not extend to any assets other than those of the Person merged into or combined with the Company or the Restricted Subsidiary before the merger; and

          (c) Liens on property existing at the time of acquisition of the property by the Company or any Restricted Subsidiary; provided that the Liens were in existence before the acquisition and were not created or obtained in contemplation of the acquisition.

     "Permitted Transferees" means, for any person,

          (a) any Affiliate of the person,

          (b) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of the person,

          (c) a trust, the beneficiaries of which, or a corporation or partnership, the stockholders or general or limited partners of which, include only the person or his or her spouse or lineal descendants, in each case to whom the person has transferred the beneficial ownership of any securities of the Company,

          (d) any investment account whose investment managers and investment advisors consist solely of the person and/or Permitted Transferees of the person, and

          (e) any investment fund or investment entity that is a subsidiary of the person or Permitted Transferee of the person.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision or any other entity.

     "Preferred Stock," as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of the corporation, over shares of Capital Stock of any other class of the corporation.

     "Principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

     "Public Equity Offering" means an underwritten primary public offering of common stock of the Company under an effective registration statement under the Securities Act.

     "Purchase Money Indebtedness" means Indebtedness

          (a) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations arising under industrial revenue bonds or similar Indebtedness, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed, and

          (b) used to finance the acquisition by the Company or a Restricted Subsidiary of the asset, including additions and improvements; provided, however,

               (1) that any Lien arising in connection with any Indebtedness shall be limited to the specified asset being financed or, in the case of real property or fixtures, including additions and improvements, the real property on which the asset is attached; and

               (2) that the Indebtedness is Incurred within 90 days after the acquisition of the asset by the Company or Restricted Subsidiary.

     "Refinance" means, in relation to any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, the Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

     "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture; provided, however, that

          (a) other than Refinancing Indebtedness arising under the Senior Credit Facility, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced,

          (b) other than Refinancing Indebtedness arising under the Senior Credit Facility, the Refinancing Indebtedness has an Average Life at the time the Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced and

          (c) the Refinancing Indebtedness has a total principal amount (or if Incurred with original issue discount, a total issue price) that is equal to or less than the total principal amount (or if Incurred with original issue discount, the total value after the payment of interest) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs and, solely in the case of Bank Indebtedness, Obligations) under the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include Indebtedness of a Subsidiary that Refinances Indebtedness of the Company or Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

     "Related Business" means any business related, ancillary or complementary (as determined in good faith by the Board of Directors) to the businesses of the Company and the Restricted Subsidiaries.

     "Representative" means any trustee, agent or representative (if any) for an issue of Senior Indebtedness of the Company.

     "Restricted Payment" means, for any Person,

          (a) the declaration or payment of any dividends or any other distributions on or related to its Capital Stock (including any payment in connection with any merger or combination involving the Person) or similar payment to the holders of its Capital Stock, except dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and except dividends or distributions payable solely to the Company or a Restricted Subsidiary (and, if the Restricted Subsidiary is not wholly owned, to its other shareholders on a pro rata basis or on a basis that results in the receipt by the Company or a Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis),

          (b) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock),

          (c) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, before scheduled maturity, scheduled repayment or scheduled sinking fund payment, of any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition) or

          (d) the making of any Investment in any Person (other than a Permitted Investment).

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
     "Restricted Subsidiary" means, at any time, any Subsidiary of the Company that is not an Unrestricted Subsidiary; provided, however, that upon the occurrence of any Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, the Subsidiary shall be included in the definition of "Restricted Subsidiary."

     "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired under which the Company or a Restricted Subsidiary transfers the property to a Person and the Company or a Restricted Subsidiary leases it from the Person.

     "SEC" means the Securities and Exchange Commission.

     "Secured Indebtedness" means any Indebtedness of the Company secured by a Lien.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Senior Credit Facility" means the Company's $300 million five-year revolving credit facility established in September 1997 with a syndicate of lenders for which Societe Generale and Goldman Sachs Credit Partners L.P. act as agents, as the same may be amended, waived, modified, replaced or Refinanced from time to time (except to the extent that any amendment, waiver, modification, replacement or Refinancing would be prohibited by the terms of the Indenture).

     "Senior Indebtedness" of the Company means

          (a) Indebtedness of the Company, whether outstanding on the Issue Date or thereafter Incurred, including the Guarantees by the Company of all Bank Indebtedness,

          (b) accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in the proceeding) related to indebtedness of the Company for money borrowed and indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Company is responsible or liable unless, in the instrument creating or evidencing the same or by which the same is outstanding, it is provided that the right to receive payment for these obligations can be met only after all of the claims for payment by the holders of the Notes are met, and

          (c) all Obligations of the Company related to any of this indebtedness,

provided, however, that the Senior Indebtedness shall not include

          (1) any obligation of the Company to any Subsidiary,

          (2) any liability for federal, state, local or other taxes owed or owing by the Company,

          (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees of trade creditors arising in the ordinary course of business or instruments evidencing these liabilities),

          (4) any Indebtedness of the Company (and any accrued and unpaid interest related to the Indebtedness) which is junior in any respect (other than as a result of the Indebtedness being unsecured) to any other Indebtedness or other obligation of the Company, including any Senior Subordinated Indebtedness and any Subordinated Obligations,

          (5) any obligations related to any Capital Stock or

          (6) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture.

     "Senior Subordinated Indebtedness" of the Company means the Notes and any other Indebtedness of the Company that specifically provides that the Indebtedness is to rank the same with the Notes in right of payment and is not junior to any Indebtedness or other obligation of the Company which is not Senior Indebtedness by its terms in right of payment.

     "Stated Maturity" means, for any security, the date specified in the security as the fixed date on which the final payment of principal of the security is due and payable, including a date specified by a mandatory redemption provision (but excluding any provision providing for the repurchase of the security at the option of the holder upon the happening of any contingency unless the contingency has occurred).

     "Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Issue Date or Incurred after the Issue Date) which is junior in right of payment to the Notes under the terms of a written agreement to that effect.

     "Subsidiary" means, for any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees is at the time owned or controlled, either directly or through other means, by (a) the Person, (b) the Person and one or more Subsidiaries of the Person or (c) one or more Subsidiaries of the Person.

     "Temporary Cash Investments" means any of the following:

          (a) any investment in direct obligations of the United States of America or any agency of the United States of America or obligations guaranteed by the United States of America or any agency of the United States of America,

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
          (b) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition issued by a bank or trust company which is organized under the laws of the United States of America, any state of the United States of America or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50,000,000 (or the foreign currency equivalent) and has outstanding debt which is rated "A" (or a similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor,

          (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above,

          (d) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America, any State or the District of Columbia or any foreign country recognized by the United States of America with a rating at the time as of which any investment is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's Ratings Group, and

          (e) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority, and rated at least "A" by Standard & Poor's Ratings Group or "A" by Moody's Investors Service, Inc.

     "Unrestricted Subsidiary" means any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless the Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either the Subsidiary to be so designated has total assets of $1,000 or less or if the Subsidiary has assets greater than $1,000, the designation would be permitted under the covenant described under "-Certain Covenants-Limitations on Restricted Payments." The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to the designation

          (a) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "-Certain
     Covenants-Limitation on Indebtedness" and

          (b) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be notified by the Company to the trustee by promptly filing with the trustee a copy of the board resolution giving effect to the designation and an Officers' Certificate certifying that the designation complied with these provisions.

     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in the obligations) of the United States of America (including any agency or instrumentality) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

     "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of the Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the Person.

     "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company and/or one or more Wholly Owned Subsidiaries.

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                                    BUSINESS

General

     Hollywood Entertainment owns and operates 1,322 video retail superstores in 43 states as of March 31, 1999 and is the second largest video retailer in the United States. Our revenue increased from $17.3 million in 1993 to $763.9 million in 1998. We added 353 stores in 1998 and intend to add approximately 350 stores in each of 1999 and 2000.

     In addition, with the acquisition of Reel.com in October 1998, we became the leading online video only retailer and began implementing a strategy to electronically deliver entertainment products directly into the homes of our customers over the Internet.

Industry Overview

Video Retail Industry

     Based on industry sources, we believe the videocassette rental industry grew by approximately 10% in 1998, reaching $8.1 billion in revenue, in sharp contrast to recent years in which rental revenue was generally flat and industry growth was driven by increases in product sales revenue. According to Paul Kagan, the U.S. videocassette rental and sales industry has grown from $9.8 billion in revenue in 1990 to $16.9 billion in 1998, and is expected to reach $20.8 billion in 2002. The video rental industry is highly fragmented and in recent years has been characterized by increased consolidation as larger "superstore" chains, video stores with at least 7,500 videocassettes, have continued to increase market share by opening new stores and acquiring smaller, local operators. According to the Video Software Dealers Association, a video retailing industry association, there were between 25,000 and 30,000 video specialty stores in operation in 1998. We believe approximately 8,500 of these stores are "superstores." We believe this consolidation will continue as the video retail industry evolves from independent stores to regional and national superstore chains.

Movie Studio Dependence on Video Retail Industry

     According to Paul Kagan, the video retail industry is the single largest source of revenue to movie studios and represented approximately $6.7 billion, or 48.5%, of the $13.8 billion of estimated domestic studio revenue in 1998. Of the hundreds of movies produced by the major studios each year in the U.S., relatively few are profitable for the movie studio based on box office revenue alone. According to the Motion Picture Association of America, between 1990 and 1997 only 7.2% of all movies released generated in excess of $20 million in U.S. theater revenue for studios. Over the same period, members of the Motion Picture Association of America reported that the average production, advertising and distribution cost per movie increased from $38.8 million to $75.7 million. We believe the customer is more likely to view "non-hit" movies on rented videocassette than in any other medium because video retail stores provide an inviting opportunity to browse and make an impulse choice among a very broad selection of new releases. As a result, video retail stores, including those operated by us, acquire movies on videocassette regardless of whether the movies were

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successful at the box office, thus providing movie studios a reliable source of revenue for almost all of the hundreds of movies produced each year. Consequently, we believe movie studios are highly motivated to protect this unique and significant source of revenue.

     Historically, movie studios have sought to generate incremental sources of revenue through the addition of new distribution channels. To maximize revenue, the studios have implemented a strategy of sequential release "windows," giving each distribution channel the rights to its movies for a limited time before making them available to the next sequential channel. The studios have determined the sequential order in which they release movies to each distribution channel based upon the order they believe will maximize their total revenue from all distribution channels combined. These distribution channels generally include, in release date order, movie theaters, video retail stores, pay-per-view television, including direct broadcast satellite, premium channels, basic cable television and, finally, network and syndicated television.

Trends in Video Rentals and Sales

     Studios have historically sold videocassettes to video retailers under two pricing structures, "rental" and "sell-through." Rental titles are initially sold at relatively high prices (typically $60 to $65 wholesale) and promoted primarily for rental, and then later re-released for sale to consumers at a lower price (typically $10 to $15 wholesale). Certain high-grossing box office films, generally with box office revenue in excess of $100 million, are targeted at the sell-through market. These titles are released on videocassette at a relatively low initial price (approximately $15 wholesale) and are both promoted as a rental title by video stores and sold directly to consumers through a broad array of retailers including video stores. Studios elect to release a title either as rental or sell-through based on which would optimize their income from the title.

     According to Paul Kagan, video rental revenue has increased from $7.5 billion in 1997 to $8.1 billion in 1998 and is expected to increase to $9.7 billion in 2002. This growth is in contrast to flat rental revenue in prior years, when consumers attracted by lower prices increased their video purchases. Sell-through revenue has increased from $3.2 billion in 1990 to $8.8 billion in 1998 and is expected to increase to $11.1 billion in 2002. Video sales as a percentage of total industry revenue have increased from approximately 32% in 1990 to approximately 53% in 1998.

     In 1998 a number of studios and video retailers adopted revenue sharing as an alternative to the historical rental pricing structure. Studios began offering retailers more videocassettes for an individual title at substantially lower initial cost in exchange for a share of the rental revenue that those copies generate over their initial release window. The additional copies have contributed to improved consumer satisfaction early in a title's release because the supply of titles better matches demand. This has led to higher rental revenues for the video store industry as well as for studios. Revenue sharing also gives the studios

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an incentive to market these titles, because they share in the revenue generated by increased transactions.

     DVDs are an alternative format to VHS tapes that offer consumers digital picture and sound and additional features such as enhanced content and interactivity. Since their introduction in late 1997, more than 1.3 million DVD players have reportedly been sold.

Business Strategy

     Our goal is to build a strong national brand which consumers will identify with the entertainment industry. We have developed an effective superstore format that distinguishes us from competitors. We attempt to quickly establish a leadership position in each of the markets in which we open stores. We successfully compete in both well-developed and relatively untapped markets. We are also investing in technologies that enable us to deliver entertainment directly into the homes of our customers. Our business strategy includes the following key elements:

     o Expansion Through Company-Built Superstores. In each of the last two years we added approximately 350 stores and we intend to add approximately 350 stores in each of 1999 and 2000. Of our 1,322 video superstores at March 31, 1999 over 85% stores had been opened as new stores by us.

     o Broad Selection and Superior Availability. We strive to provide our customers with the broadest selection of movies and video games. Our superstores typically carry approximately 8,000 titles and 15,000 videocassettes and video games. Our goal is to offer more copies of popular new video releases and more titles than our competitors. In part because of our new revenue sharing arrangements with studios, we have increased the availability of most new releases and typically acquire 100 to 175 copies of "hit" movies for each Hollywood Video store.

     o Exciting, Enjoyable and Convenient Shopping Experience. Our superstores are designed to capture the bright lights, energy and excitement of the motion picture industry. We focus on creating an inviting atmosphere that encourages browsing and generates repeat customers. Our superstores are typically located in high traffic, high-visibility locations. We believe excellent customer service, a bright, clean and friendly shopping environment and convenient store locations are important to our success.

     o Excellent Entertainment Value. We offer consumers the opportunity to rent new releases, video games and any of our catalog movie titles for five days in most of our stores. New release movies typically rent for $3.49 and catalog movies typically rent for $1.99. We believe movie rental in general, and our pricing

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          structure and rental terms in particular, provide consumers convenient entertainment and excellent value.

     o Electronic Commerce. Having established our superstores as physical "portals" linking consumers to the movie studios, we have begun through the acquisition of Reel.com in October 1998 to establish an electronic "portal," linking customers in their homes to movies and movie related entertainment. We intend to build on our relationships with movie studios, Internet businesses such as America Online and Yahoo and our more than 25 million superstore customers to build our electronic commerce business.

     o Expanding Product Opportunities. We regularly explore opportunities to enhance entertainment experiences of our customers. We are in the early stages of testing a new business initiative that sells, buys and trades video games, as an expansion of our traditional video game rental business. This initiative is designed as a store within a store, leveraging a portion of our existing superstore real estate. If the test is successful, we plan to aggressively roll-out this concept to a substantial portion of our existing store base. Although DVD may at some point displace videocassettes, we believe it is a format that complements our existing business and is well suited to rental or sale. We introduced DVD for rental in the majority of our stores in the fourth quarter of 1998, generating the highest revenues of any new format in our history, and we are expanding our DVD offerings in 1999.


Expansion Strategy

Video Store Openings and Flexible Store Format

     We opened our first video superstore in October 1988 and grew to 25 stores in Oregon and Washington by the end of 1993. In 1994 we significantly accelerated our store expansion program, adding 88 stores and expanding into California, Texas, Nevada, New Mexico, Virginia and Utah. In 1995 we added 192 stores and entered major new markets in the midwest, southwest, east and southeast regions of the United States. Our expansion strategy is to continue to open stores in regions where we have existing operations and to expand into new geographic regions where we believe we can become a dominant video retailer. We added 246 stores in 1996, 356 stores in 1997 and 353 stores in 1998. We plan to add approximately 350 stores in each of 1999 and 2000.

     We have been testing a smaller superstore format that reduces the target size of new stores from 7,500 square feet to 5,000 square feet, which lowers our per store annual rent and initial build-out costs. These smaller stores are able to carry the same amount of video and video game inventory as larger stores due to a new store design and shelving system, and we

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believe they retain a "superstore" look to consumers. This efficient design also allows us greater flexibility in locating new stores. Early tests suggest that these smaller, less expensive stores are generating similar revenue volumes as larger units in comparable locations, thus increasing our financial return on new stores. We are rolling out these smaller stores in most of our new locations.

     We believe the selection of locations for our stores is critical to the success of our operations. We have assembled a new store development team with broad and significant experience in retail tenant development. The majority of our new store development personnel are located in the geographic area for which they are responsible, but all final site approval takes place at the corporate office, where new sites are approved by a committee of senior management personnel. Final approval of all new sites is the responsibility of the Chairman of the Real Estate Committee of the Board of Directors. Important criteria for the location of a Hollywood Video superstore include density of local residential population, traffic count on roads immediately adjacent to the store location, visibility and accessibility of the store and availability of ample parking. We generally seek what we consider the most desirable locations, typically locating our stores in high-visibility stand-alone structures or in prominent locations in multi-tenant shopping developments. We typically compete for these prime sites with other retailers, banks, restaurants and gas stations. All of our stores are in leased premises; we do not own any real estate.

Acquisitions

     In the future we may explore potential acquisitions that complement our current businesses, including both physical stores as well as Internet-based businesses. We have no understandings, commitments or agreements with respect to acquisitions.

     Our expansion depends on a number of different factors and is subject to various risks. See "Risk Factors" and "Business-Competition."

Products

     Video Rental. Our primary source of revenue is the rental of videocassettes. Our superstores typically carry approximately 8,000 movie titles and 15,000 videocassettes and video games. In 1998 we began renting DVDs in all of our stores. Excluding new releases, movie titles are classified into 28 categories, such as "Action," "Drama," "Family" and "Children," and are displayed alphabetically within those categories. We do not rent or sell adult movies in our superstores. We are committed to offering more copies of popular new releases than our competitors.

     Video Sales. We offer new and previously viewed videos for sale.

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     Video Games. In addition to video rentals and sales, we rent and to a lesser extent sell video games licensed by Nintendo(TM), Sega(TM) and Sony(TM). Each mature Hollywood Video store offers between 1,200 and 4,000 video games. See "Business Strategy."

     Other Products. We rent audio books, and for the convenience of our customers we rent videocassette and video game players and sell blank videocassettes, video cleaning equipment and confectionery and other items.

Revenue Sharing

     During 1998 we formalized revenue sharing arrangements with a number of studios which provide us with increased copies of titles in exchange for sharing the revenues those copies generate. In the fourth quarter of 1998 we acquired most of our rental products under these arrangements. We believe the resulting increase in copy availability has led to greater customer satisfaction and rental revenue growth for both the video store industry and the studios. Giving the studios a share of video rental revenue may also cause them to increase advertising on rental products.

Pricing

     After testing in the third quarter of 1998, we increased prices at most of our stores in the fourth quarter from $1.49 to $1.99 for catalog titles and from $2.99 to $3.49 for new releases.

Competition

     The video retail industry is highly competitive. We compete with local, regional and national video retail stores, including Blockbuster, and with supermarkets, pharmacies, convenience stores, bookstores, mass merchants, mail order operations and other retailers, as well as with noncommercial sources such as libraries. According to the Video Software Dealers Association, in 1998 there were approximately 25,000 to 30,000 video specialty stores in the United States. We believe approximately 8,500 of these stores were video retail superstores, including approximately 4,200 Blockbuster stores. Some of our competitors have significantly greater financial and marketing resources, market share and name recognition than we have.

     We believe the principal competitive factors in the video retail industry are title selection, rental period, the number of copies of popular titles available, store location and visibility, customer service and employee friendliness, convenience of store access and parking and, to a lesser extent, pricing. Substantially all of our stores compete with stores operated by Blockbuster, most in very close proximity. As a result of direct competition with Blockbuster, rental pricing of videocassettes and greater availability of new releases are significant competitive factors in our business and from time to time, in some markets, Blockbuster has

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cut prices below those offered in our stores. If price cutting occurs on a more sustained or widespread basis, it could have an adverse impact on our results of operations. We believe we generally offer more titles and more copies of popular titles for longer rental periods than the majority of our competitors. In addition to competing with other video retailers, we compete with all leisure-time activities, especially entertainment activities such as movies, sporting events and network and cable television programs.

     We compete with cable, satellite and pay-per-view television systems, in which subscribers pay a fee to see a movie selected by the subscriber. Existing pay-per-view services offer a limited number of channels and movies and are only available to households with a direct broadcast satellite receiver or a cable converter to unscramble incoming signals. Digital compression technology and other developing technologies are enabling cable companies, direct broadcast satellite companies, telephone companies and other telecommunications companies to transmit a much greater number of movies to homes at more frequently scheduled intervals throughout the day. Some cable and other telecommunications companies have tested "video on demand" service in some markets. Video on demand service would allow a viewer to pause, rewind and fast forward movies. Based on publicly available information, we believe these tests have been unsuccessful. We also believe movie studios have a significant interest in maintaining a viable movie rental business because their sale of videocassettes to stores represents the largest source of their revenue. In addition, home video provides the only reliable source of revenue on "non-hit" or "B-title" movies which make up the majority of movies produced by the major studios each year. As a result, we believe movie studios will continue to make movie titles available to cable television or other distribution channels only after revenues have been derived from the sale of videos to video stores.

     In addition, we believe substantial technological developments will be necessary to allow pay-per-view television to match the viewing convenience and selection available through video rental, and substantial capital expenditures will be necessary to implement these systems. In contrast, according to Adams Media Research, 78.8 million, or 82%, of all U.S. television households own a VCR. Although we do not believe cable television, video on demand or other distribution channels represent a near-term competitive threat to our business, technological advances or changes in the manner in which movies are marketed, including in particular the earlier release of movie titles to pay-per-view, including direct broadcast satellite, cable television or other distribution channels, could make these technologies more attractive and economical, which could have a material adverse effect on our business.

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                      DESCRIPTION OF SENIOR CREDIT FACILITY

     In 1997, we established a $300 million, five-year revolving senior credit facility with a syndicate of lenders for whom Societe Generale and Goldman Sachs Credit Partners L.P. act as agents. As collateral for the credit facility, we have pledged substantially all of our assets. The senior credit facility contains financial and other restrictive covenants, including minimum interest coverage ratio; maximum leverage ratio; minimum average per store contribution requirement; minimum shareholders' equity; and restrictions on mergers, asset sales, additional indebtedness, guarantees, liens, investments, operating lease obligations and acquisitions. The senior credit facility also contains customary events of default and other provisions, including an event of default if there is a change of control. Other events of default are triggered by events related to bankruptcy. When an event of default occurs, the lenders can terminate their commitment to lend and declare all amounts we owe under the credit facility to be immediately due and payable. Loans under the senior credit facility bear interest, at our option, at an applicable margin over the lenders' base rate loan or the LIBOR rate. The applicable margin is based on the ratio of consolidated indebtedness to consolidated adjusted EBITDA, as defined in the senior credit facility. See Note 10 to Notes to the Incorporated 10-K Financial Statements. At June 30, 1999, we owed approximately $210.0 million under the senior credit facility. This summary does not describe all the terms of the indebtedness.

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                        FEDERAL INCOME TAX CONSIDERATIONS

     This section discusses the material U.S. federal income tax consequences resulting from the ownership of the notes by an initial beneficial owner. This section addresses only initial beneficial owners who hold the notes as capital assets and does not address holders that may be subject to special tax rules, such as financial institutions, insurance companies, dealers in securities, persons that mark-to-market their securities, persons that hold notes as part of a "straddle," "hedge" or "synthetic security transaction" (including a "conversion" transaction), persons with a "functional currency" other than the U.S. dollar, some retirement plans and tax-exempt organizations. This section is based upon U.S. federal tax laws and Treasury regulations as now in effect and as currently interpreted and does not take into account possible changes in these tax laws or these interpretations, any of which may be applied retroactively. It does not include any description of the tax laws of any state, local or foreign government that may be applicable to the notes or a holder of the notes.

     This section does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular holder of the notes in light of the holder's particular circumstances and income tax situation. Each holder of the notes should consult its own tax advisor as to the specific tax consequences to the holder of the exchange of notes for exchange notes and the ownership and disposition of the notes, including the application and effect of state, local, foreign and other tax laws or changes to those laws.

Original Issue Discount

     We have concluded that the notes were not issued with more than a de minimis amount of original issue discount. The law in this area, however, is subject to different interpretations. If securities are issued with more than a de minimis amount of original issue discount, holders generally will be required to include as ordinary income, on a constant yield basis, the amount of the original issue discount over the term of the securities, without the receipt of corresponding cash payments. We do not purport to give tax advice, and each holder of the notes should consult its own tax advisor.

The Exchange

     The exchange of the notes for exchange notes under the exchange offer will not be treated as an "exchange" for U.S. federal income tax purposes because the exchange notes will not differ materially either in kind or extent from the notes and because the exchange will occur by operation of the terms of the notes. Instead, the exchange notes received by a holder will be treated as a continuation of the notes in the hands of the holder. As a result, there generally will be no U.S. federal income tax consequences to holders who exchange notes for the exchange notes under the exchange offer.

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
U.S. Taxation of Non-U.S. Holders

     The following is a summary of the material U.S. federal income tax consequences resulting from the ownership of the notes by an initial beneficial owner that is a non-U.S. holder (that is, any holder that is, as to the United States, a foreign corporation, a nonresident alien individual, a foreign estate or trust or a foreign partnership). U.S. holders (that is, holders other than non-U.S. holders) are subject to rules different from those discussed below. The discussion below does not address non-U.S. holders that hold the notes in connection with a U.S. trade or business or non-U.S. holders that have a functional currency other than the United States dollar.

Interest

     In general, payments of interest to a non-U.S. holder will not be subject to U.S. federal income or withholding tax, provided that

          (a)  the holder is not

               (1) an actual or constructive owner of 10% or more of the total voting power of all voting stock of Hollywood Entertainment,

               (2) a controlled foreign corporation related to Hollywood Entertainment through stock ownership or

               (3) a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Internal Revenue Code,

          (b) such interest payments are not effectively connected with the conduct of the non-U.S. holder of a trade or business within the United States, and

          (c) Hollywood Entertainment or its paying agent receives documentation satisfying the requirements of section 871(h)(5) of the Internal Revenue Code.

In general, these requirements may be satisfied by the receipt (1) from the non-U.S. holder of a properly completed Internal Revenue Service Form W-8, or substitute Form W-8, which provides under penalties of perjury the non-U.S. holder's name and address and certifies that the non-U.S. holder is a non-U.S. holder or (2) from a financial institution such as a securities clearing organization, bank or other financial institution that holds the notes in the ordinary course of its trade or business on behalf of the non-U.S. holder, certification under penalties of perjury that such a Form W-8 has been received by it or by another such financial institution from the non-U.S. holder, and the name and address of the beneficial owner and a copy of the Form W-8 is furnished to the payor. New Treasury regulations, generally effective for

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payments after December 31, 2000, include additional certification procedures and special rules for payments to foreign partnerships.

     A non-U.S. holder that does not qualify for the exemption from withholding under the preceding paragraph generally will be subject to withholding of U.S. federal income tax at the rate of 30% on payments of interest on the notes. Non-U.S. holders should consult any applicable income tax treaties, which may provide for an exemption from or a lower rate of tax on interest, or other rules different from those described above. A non-U.S. holder who qualifies for a reduced rate of tax under a treaty may be subject to a reduced rate of withholding, if applicable certification requirements are satisfied.

Gain on Disposition

     Except as described below and subject to the discussion concerning backup withholding below, any gain realized by a non-U.S. holder on the sale, exchange, retirement or other disposition of a note generally will not be subject to U.S. federal income tax unless

          (a) the gain is effectively connected with the conduct by such non-U.S. holder of a trade or business within the United States,

          (b) the non-U.S. holder is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied, or

          (c) the non-U.S. holder is subject to tax pursuant to the provisions of United States tax law applicable to certain United States expatriates.

Federal Estate Taxes

     A note held by an individual who is a non-U.S. holder at the time of his or her death will not be subject to U.S. federal estate tax, provided that any interest received on the note, if received by the holder at the time of the holder's death, would not be effectively connected with the conduct of a trade or business in the United States and the individual does not own, actually or constructively at the date of death, 10% or more of the total voting power of all voting stock of Hollywood Entertainment.

Backup Withholding and Information Reporting

     Under current U.S. federal income tax law, a 31% backup withholding tax requirement may apply to certain payments of interest on, and the proceeds of a sale, exchange or redemption of, the notes. In the case of a non-U.S. holder, under current Treasury regulations, backup withholding will not apply to payments made by Hollywood Entertainment, or any paying agent acting on Hollywood Entertainment's behalf, on a note if the holder has provided the required certification under penalties of perjury that it is a non-U.S. holder or has

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otherwise established an exemption, provided in each case that Hollywood
Entertainment or its paying agent does not have actual knowledge that the payee is not a non-U.S. holder. Special rules may apply with respect to the payment of the proceeds from the sale of a note to or through foreign offices of certain brokers. New Treasury regulations, generally effective for payments after December 31, 2000, may alter the details of the certification procedures. Any amounts withheld from payment under the backup withholding rules will be allowed as a credit against a holder's U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

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                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives exchange notes for its own account in connection with the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for notes where the notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period ending on the earlier of

     (1)  180 days after the date of this prospectus and

     (2) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities,

we will make available and provide promptly upon reasonable request this prospectus, in a form meeting the requirements of the Securities Act, to any broker-dealer for use in connection with any such resale.

     We will receive no proceeds in connection with the exchange offer. Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. A resale may be made directly to purchasers or through brokers or dealers who may receive compensation in the form of commissions or concessions from the broker-dealer and/or the purchasers of exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be an underwriter within the meaning of the Securities Act, and any profit on the resale of exchange notes and any commissions or concessions received by these persons may be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be considered to admit that it is an underwriter. We have agreed to reimburse these broker-dealers for any amounts arising as a result of specified liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

     The validity of the issuance of the exchange notes will be passed upon for us by Stoel Rives LLP, Portland, Oregon.

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                                     EXPERTS

     The financial statements of Hollywood Entertainment Corporation incorporated into this Registration Statement by reference to the Annual Report on Form 10-K of Hollywood Entertainment Corporation for the year ended December 31, 1998 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Reel.com LLC incorporated into this Registration Statement by reference to the audited historical financial statements appearing on page 5 of the Current Report on Form 8-K/A of Hollywood Entertainment Corporation dated October 1, 1998 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

     As required by the Securities Act, we have filed a registration statement on Form S-4 with the SEC to register the exchange notes to be exchanged for existing notes in the exchange offer. This document omits some information contained in the registration statement and the exhibits and schedules attached to the registration statement. For further information about us and the exchange offer, you should review the registration statement and its exhibits and schedules. Statements in this document that summarize the contents of any contract or other document are not necessarily complete and you should review every contract or document that is filed as an exhibit to the registration statement. The registration statement and its exhibits and schedules may be inspected without charge at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these materials may be obtained from the Public Reference Section of the SEC, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates and from the SEC's Internet Web site at http://www.sec.gov. You may obtain information on the operations of the Public Reference Room by calling the SEC at 1-800-SEC-0300.

     We are incorporating by reference in this offering memorandum the following documents filed by us with the SEC pursuant to the Exchange Act:

o    Annual Report on Form 10-K for the year ended December 31, 1998

o    Quarterly Report on Form 10-Q for the quarter ended March 31, 1999

o Current Reports on Form 8-K dated October 1, 1998 (and Amendment No. 1 on Form 8-K/A) and June 18, 1999

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o    The description of our common stock contained in our registration statement under the Exchange Act, including any amendment or report updating the description.

     In addition, we incorporate by reference all documents we will file with the SEC after July 8, 1999 under Sections 13, 14 or 15(d) of the Exchange Act until the termination of this offering. We refer to these documents, and the documents listed above, in this offering memorandum as "incorporated documents." You should consider any statement contained in an incorporated document to be modified or superseded for purposes of this offering memorandum to the extent that a statement contained in this offering memorandum or in any other subsequently filed incorporated document modifies or replaces such statement. Any such statement so modified or replaced will not be deemed to be a part of this offering memorandum, except as so modified or superseded. You should consider all incorporated documents a part of this offering memorandum.

     We have agreed that, whether or not we are required to do so by the rules and regulations of the SEC, we will deliver to the trustee and to each holder of notes the annual and quarterly financial statements included in reports we file with the SEC.

     You may request, without charge, a copy of any incorporated document (excluding exhibits, unless we have specifically incorporated an exhibit in an incorporated document) by writing or telephoning us at our principal executive offices at the following address:

          Hollywood Entertainment Corporation
          9275 SW Peyton Lane
          Wilsonville, OR 97070
          Attention: General Counsel
          Telephone: (503) 570-1600

                 FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

     The information, including information concerning our planned expansion and financial resources, incorporated by reference in this prospectus or set forth in "Risk Factors" under the captions "We may not be able to achieve and manage planned expansion," "Our business would be adversely affected if revenue sharing arrangements were reduced or eliminated," "We are subject to risks associated with possible future acquisitions" and "We are involved in lawsuits that could adversely affect our business," and in "Business" under the captions "General," "Business Strategy," "Expansion Strategy" and "Competition" includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and is subject to the safe harbor created by that section. Various factors that could cause result to differ materially from those projected in the forward-looking statements are set forth in "Risk Factor" and in "Business" under the caption "Competition".

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                                     PART II

Item 20.  Indemnification of Officers and Directors

     Article IV of the Company's 1993B Restated Articles of Incorporation, as amended (the "Articles") requires indemnification of current or former directors or nominees for director ("directors") of the Company to the fullest extent not prohibited by the Oregon Business Corporation Act (the "Act"). The effects of the Articles and the Act (the "Indemnification Provisions") are summarized as follows:

          (a) The Indemnification Provisions grant a right of indemnification in respect of any action, suit or proceeding (other than an action by or in the right of the Company) against expenses (including attorney fees), judgments, fines and amounts paid in settlement actually and reasonably incurred, if the person concerned acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, was not adjudged liable on the basis of receipt of an improper personal benefit and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The termination of an action, suit or proceeding by judgment, order, settlement, conviction or plea of nolo contendere does not, of itself, create a presumption that the person did not meet the required standards of conduct.

          (b) The Indemnification Provisions grant a right of indemnification in respect of any action or suit by or in the right of the Company against the expenses (including attorney fees) actually and reasonably incurred if the person concerned acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, except that no right of indemnification will be granted if the person is adjudged to be liable to the Company.

          (c) Every person who has been wholly successful on the merits of a controversy described in (a) or (b) above is entitled to indemnification as a matter of right.

          (d) Because the limits of permissible indemnification under Oregon law are not clearly defined, the Indemnification Provisions may provide indemnification broader than that described in (a) and (b).

     Article IV of the Articles provides that the Company will advance to a director the expenses incurred in defending any action, suit or proceeding in advance of its final disposition if the director affirms in writing that he or she believes in good faith that he or she has met the standard of conduct to be entitled to indemnification as described in (a) or (b) above and undertakes to repay any amount advanced if it is determined that the person did not meet the required standard of conduct.

     Article V of the Articles provides that the Company may, in the discretion of the Board of Directors, indemnify officers, employees and agents to the same extent that directors are entitled to indemnification.

     The Company may obtain insurance for the protection of its directors and officers against any liability asserted against them in their official capacities.

     The rights of indemnification described above are not exclusive of any other rights of indemnification to which the persons indemnified may be entitled under any bylaw, agreement, vote of shareholders or directors or otherwise.

Item 21.  Exhibits and Financial Statement Schedules

    3.1 1993B Restated Articles of Incorporation, as amended (incorporated by reference to the Registrant's Registration Statement on Form S-1 (File No. 33-63042)(the "Form S-1"), to Exhibit 4 to the Registrant's Registration Statement on Form S-3 (File No. 33-96140), and to Exhibit
          3.1 to the Registrant's Quarterly Report on Form 10-Q for the Quarter ended September 30, 1998)

    3.2   1999 Restated Bylaws

    4.1 Indenture, dated August 13, 1997, between the Registrant and U.S. Trust Company of California, N.A. (incorporated by reference to
          Exhibit 4.1 to the Registrant's Registration Statement on Form S-4 (No.333-35351)(the "1997 S-4"))

    4.2 First Supplemental Indenture, dated June 24, 1999, between the Registrant and U.S. Trust Company, N.A.

    4.3 Registration Rights Agreement, dated as of June 17, 1999, by and between the Registrant and Banc of America Securities LLC

    5.1   Opinion of Stoel Rives LLP

    10.1  1993 Stock Incentive Plan, as amended (incorporated by reference to
          Exhibit 10.1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997)

    10.2  Form of Incentive Stock Option Agreement (incorporated by reference to
          Exhibit 10.1 of the Form S-1)

    10.3 Form of Nonqualified Stock Option Agreement (incorporated by reference to Exhibit 10.3 of the Form S-1)

    10.4 Revolving Credit Agreement, dated as of September 5, 1997, among the Registrant, as Borrower, and Societe Generale, DLJ Capital Funding, Inc. Goldman Sachs Credit Partners L.P. and certain other financial institutions, as Lenders, and Societe Generale, as Agent for the Lenders, Donaldson, Lufkin & Jenrette Securities Corporation, as Administrative Agent, Goldman Sachs Credit Partners, L.P., as Documentation Agent, and Credit Lyonnais Los Angeles Branch, Barclays Bank PLC, Deutsche Bank AG, New York Branch, U.S. Bank National Association and KeyBank National Association, as Co-Agents (incorporated by reference to Exhibit 10.1 of the 1997 S-4)

    10.5 First Amendment Agreement, dated as of March 31, 1998, among the Registrant, Societe Generale, as Agent, Donaldson, Lufkin & Jenrette Securities Corporation, as Administrative Agent and Goldman Sachs Credit Partners L.P., as Documentation Agent (incorporated by reference to Exhibit 10.8 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998)

    10.6 Second Amendment Agreement, dated as of March 1, 1999, among the Registrant, Societe Generale, as Agent, Goldman Sachs Credit Partners L.P., as Documentation Agent and certain Co-Agents and Lenders (incorporated by reference to Exhibit 10 to the Registrant's Quarterly Report on Form 10-Q for the Quarter ended March 31, 1999)

    10.7 Employment letter between the Registrant and Jeffrey B. Yapp, dated July 31, 1997 (incorporated by reference to Exhibit 10.7 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1997)

    12.1  Statements re Computation of Ratios

    23.1  Consent of PricewaterhouseCoopers LLP (Portland)

    23.2  Consent of PricewaterhouseCoopers LLP (San Francisco)

    23.3  Consent of Stoel Rives LLP (included in Exhibit 5.1)

    24.1  Powers of Attorney (included on Page II-5 of the Registration
          Statement)

    25.1  Statement of Eligibility of Trustee

--------------

Item 22.  Undertakings

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (e) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilsonville, State of Oregon, on July 15, 1999.

                                       HOLLYWOOD ENTERTAINMENT CORPORATION


                                       By: MARK J. WATTLES
                                           -------------------------------------
                                           Mark J. Wattles
                                           Chairman of the Board and Chief
                                           Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on July 15, 1999 in the capacities indicated.

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mark J. Wattles, Donald J. Ekman and David
G. Martin or any one of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any amendments (whether pre-effective or post-effective) to this Registration Statement and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or their substitute or substitutes, may do or cause to be done by virtue hereof.

           Signature                                   Title
           ---------                                   -----

         MARK J. WATTLES
----------------------------------     Chairman of the Board of Directors and
         Mark J. Wattles               Chief Executive Officer
                                       (Principal Executive Officer)

         DAVID G. MARTIN
----------------------------------     Executive Vice President and Chief
         David G. Martin               Financial Officer
                                       (Principal Financial and Accounting
                                        Officer)

         DONALD J. EKMAN
----------------------------------     Director
         Donald J. Ekman


         SCOTT A. BECK
----------------------------------     Director
         Scott A. Beck


        WILLIAM P. ZEBE
----------------------------------     Director
        William P. Zebe